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                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         INSIGNIA FINANCIAL GROUP, INC.,

                               CBRE HOLDING, INC.,
                         CB RICHARD ELLIS SERVICES, INC.

                                       AND

                             APPLE ACQUISITION CORP.




                                FEBRUARY 17, 2003






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                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS.............................................................................................1
         1.1.     Definitions.....................................................................................1

ARTICLE 2 THE MERGER.............................................................................................11
         2.1.     The Merger.....................................................................................11
         2.2.     Organizational Documents.......................................................................11
         2.3.     Directors and Officers.........................................................................11

ARTICLE 3 CONVERSION OF SECURITIES AND RELATED MATTERS...........................................................11
         3.1.     Capital Stock of Acquiror......................................................................11
         3.2.     Cancellation of Treasury Stock and Acquiror-Owned Shares.......................................12
         3.3.     Conversion of Company Shares...................................................................12
         3.4.     Conversion of Company Series A Preferred Shares................................................12
         3.5.     Conversion of Company Series B Preferred Shares................................................12
         3.6.     Exchange of Certificates.......................................................................12
         3.7.     Company Stock Options and Restricted Shares....................................................14
         3.8.     Warrants.......................................................................................16
         3.9.     Supplemental Stock Purchase and Loan Plan......................................................16
         3.10.    Dissenting Shares..............................................................................16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................17
         4.1.     Corporate Existence and Power..................................................................17
         4.2.     Corporate Authorization........................................................................17
         4.3.     Governmental Authorization.....................................................................17
         4.4.     Non-Contravention..............................................................................18
         4.5.     Capitalization.................................................................................18
         4.6.     Subsidiaries...................................................................................20
         4.7.     Company SEC Documents; Financial Statements; Undisclosed Liabilities...........................21
         4.8.     [Reserved].....................................................................................22
         4.9.     Absence of Certain Changes.....................................................................22
         4.10.    Litigation.....................................................................................22
         4.11.    Taxes    10
         4.12.    Employee Benefits..............................................................................24
         4.13.    Compliance with Laws; Licenses, Permits and Registrations......................................27
         4.14.    Title to Assets................................................................................27
         4.15.    Intellectual Property..........................................................................27
         4.16.    Transaction Fees; Opinions of Financial Advisor................................................28
         4.17.    Labor Matters..................................................................................28
         4.18.    Material Contracts.............................................................................29
         4.19.    Real Estate....................................................................................31
         4.20.    Environmental..................................................................................32
         4.21.    Insurance......................................................................................32
         4.22.    Affiliate Transactions.........................................................................33
         4.23.    Required Vote; Board Approval; State Takeover Statutes.........................................33
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
         4.24.    Information to Be Supplied.....................................................................34
         4.25.    No Knowledge of Breach.........................................................................34
         4.26.    Disclaimer of Other Representations and Warranties.............................................34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF  HOLDING, PARENT AND ACQUIROR........................................34
         5.1.     Corporate Existence and Power..................................................................34
         5.2.     Corporate Authorization........................................................................35
         5.3.     Governmental Authorization.....................................................................35
         5.4.     Non-Contravention..............................................................................35
         5.5.     Parent SEC Documents...........................................................................35
         5.6.     [Reserved].....................................................................................36
         5.7.     Financing......................................................................................36
         5.8.     Information to Be Supplied.....................................................................37
         5.9.     Disclaimer of Other Representations and Warranties.............................................37
         5.10.    No Knowledge of Breach.........................................................................38

ARTICLE 6 COVENANTS OF THE COMPANY...............................................................................38
         6.1.     Company Interim Operations.....................................................................38
         6.2.     Stockholder Meeting............................................................................42
         6.3.     Acquisition Proposals; Board Recommendation....................................................42
         6.4.     French Warrants................................................................................45
         6.5.     Supplemental Company Disclosure Schedule.......................................................45
         6.6.     Pre-Closing Terminations.......................................................................46

ARTICLE 7 COVENANTS OF HOLDING, PARENT AND ACQUIROR..............................................................46
         7.1.     Director and Officer Liability.................................................................46
         7.2.     Employee Benefits..............................................................................48
         7.3.     Conduct of Holding, Parent and Acquiror........................................................49
         7.4.     Transfer Taxes and Other Tax Matters...........................................................49
         7.5.     Financing Arrangements.........................................................................50
         7.6.     Certain Existing Obligations...................................................................51

ARTICLE 8 COVENANTS OF HOLDING, PARENT, ACQUIROR AND THE COMPANY.................................................52
         8.1.     Efforts and Assistance.........................................................................52
         8.2.     Proxy Statement................................................................................53
         8.3.     Public Announcements...........................................................................53
         8.4.     Access to Information; Notification of Certain Matters.........................................54
         8.5.     Further Assurances.............................................................................55
         8.6.     Disposition of Litigation......................................................................55
         8.7.     Confidentiality and No-Raid Agreements.........................................................55
         8.8.     Resignation of Directors.......................................................................56
         8.9.     Sales of Real Estate Investment Assets.........................................................56
         8.10.    Treatment of Net Proceeds......................................................................57
         8.11.    401(k) Restoration Plan........................................................................57
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
ARTICLE 9 CONDITIONS TO MERGER...................................................................................57
         9.1.     Conditions to the Obligations of Each Party....................................................57
         9.2.     Conditions to the Obligations of the Company...................................................57
         9.3.     Conditions to the Obligations of Holding, Parent and Acquiror..................................58

ARTICLE 10 TERMINATION...........................................................................................59
         10.1.    Termination....................................................................................59
         10.2.    Effect of Termination..........................................................................61
         10.3.    Fees and Expenses..............................................................................62
         10.4.    Indemnification................................................................................62

ARTICLE 11 MISCELLANEOUS.........................................................................................63
         11.1.    Notices........................................................................................63
         11.2.    Survival.......................................................................................64
         11.3.    Amendments; No Waivers.........................................................................64
         11.4.    Successors and Assigns.........................................................................65
         11.5.    Counterparts; Effectiveness; Third Party Beneficiaries.........................................65
         11.6.    Governing Law..................................................................................65
         11.7.    Jurisdiction...................................................................................65
         11.8.    Enforcement....................................................................................66
         11.9.    Entire Agreement...............................................................................66
         11.10.   Authorship.....................................................................................66
         11.11.   Severability...................................................................................66
         11.12.   Waiver of Jury Trial...........................................................................66
         11.13.   Headings; Construction.........................................................................66


EXHIBITS:

         Exhibit A         Form of Voting Agreement
         Exhibit B         Form of Joint Press Release

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                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of this 17th day of February 2003, by and among Insignia Financial
Group, Inc., a Delaware corporation (the "COMPANY"), CBRE Holding, Inc., a
Delaware corporation ("HOLDING"), CB Richard Ellis Services, Inc., a Delaware corporation wholly owned by Holding ("PARENT"), and Apple Acquisition Corp., a Delaware corporation wholly owned by Parent ("ACQUIROR").

     WHEREAS, a Special Committee (as defined herein) of the Board of Directors of the Company has (i) determined that the Merger (as defined herein) is advisable and in the best interest of the Company's stockholders, and (ii) approved the Merger and recommended approval of the Merger by the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is advisable and in the best interest of the Company's Stockholders (as defined below), and (ii) approved the Merger;

     WHEREAS, the Board of Directors of each of Parent and Acquiror has (i) determined that the Merger is advisable and in the best interest of its stockholders, and (ii) approved the Merger;

     WHEREAS, simultaneously with the execution of this Agreement, certain
Company Stockholders have entered into voting agreements with Parent (the
"VOTING AGREEMENTS"), each of which is in the form attached hereto as Exhibit A, pursuant to which, among other things, such Company Stockholders have agreed to vote their Company Shares in favor of adopting and approving this Agreement and the Merger; and

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Acquiror have approved and adopted this Agreement and the transactions and other agreements contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

                                   ARTICLE 1

                                   DEFINITIONS

1.1.     DEFINITIONS.

          (a) As used herein, the following terms have the meanings set forth below:

     "ACQUIROR SHARE" means one share of common stock of Acquiror, $0.01 par value per share.



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     "ACQUISITION PROPOSAL" means any offer or proposal (whether or not in writing) from any Third Party regarding any of the following: (a) a transaction pursuant to which a Third Party acquires or would acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of any class of
Equity Interests of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the
Company, or (c) except for any transaction set forth in Section 6.1 of the
Company Disclosure Schedule, any transaction which would result in a Third Party acquiring more than 15% of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock of Subsidiaries) of the
Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

     "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such first Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL
WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Los Angeles, California.

     "CASH DISTRIBUTION" means a cash distribution or payment (without duplication) made on or after the date of this Agreement and prior to the Closing Date by a Real Estate Investment Entity or (without duplication) a
Relevant Subsidiary to any holder of a debt obligation of or an Equity Interest in such Real Estate Investment Entity or Relevant Subsidiary (if, and only if, such payment is not an interest payment or a distribution of net operating earnings), excluding any distribution or payment directly or indirectly made with (x) the proceeds of any indebtedness (including any refinancing) unless such indebtedness is (i) non-recourse to the Company and its Subsidiaries or
(ii) non-recourse to the Company and its Subsidiaries with exceptions to such non-recourse provisions that are no less favorable to the Company and its Subsidiaries (and are applicable only to the same Subsidiaries) as the indebtedness of such Real Estate Investment Entity that is being refinanced (but which in no event would generally be characterized as full recourse), or (y) any cash generated by sale of any Real Estate Investment Asset on or prior to December 31, 2002. For the avoidance of doubt, management fees, advisory fees or other similar fees or payments made to a Company Subsidiary will not be deemed to constitute a Cash Distribution.

     "CHANGE IN CONTROL PRICE" means the higher of (i) the Common Merger
Consideration, or (ii) the highest Fair Market Value per Company Share at any time during the sixty (60) day period preceding the Closing.

     "CODE" means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.


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     "COMPANY BALANCE SHEET" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on December 31,
2001.

     "COMPANY CHARTER" means the certificate of incorporation of the Company, including, without limitation, the Certificate of Designation with respect to the Series A Preferred Stock filed with the Secretary of State on June 7, 2002, the Certificate of Designation with respect to the Series B Preferred Stock filed with the Secretary of State on June 7, 2002 and any such other amendments or restatements thereof.

     "COMPANY JOINT VENTURE" means a Joint Venture of the Company or any of its Subsidiaries.

     "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby to which it is a party; provided, however, that this definition shall exclude any adverse effect arising out of, attributable to or resulting from:

          (i) any generally applicable change in Law or GAAP or interpretation of any thereof;

          (ii) the termination of any employee's or independent contractor's employment by, or independent contractor relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than (A) as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement or (B) as a result of any termination (other than for cause or pursuant to Section 6.6) by the Company or any of its Subsidiaries of any employee or independent consultant in writing;

          (iii) the announcement of discussions among the parties hereto regarding the transactions contemplated hereby, the announcement of any other actual or proposed Acquisition Proposal, the announcement of this Agreement or the transactions contemplated hereby, any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby (other than causes of action brought by Holding, Parent or Acquiror for breach of this Agreement) or any actions taken pursuant to Sections 8.1(a) and 8.1(b);

          (iv) the disposition of any assets that would not violate the terms of this Agreement or the write down or write off of the value of any such assets for accounting purposes;

          (v) actions or inactions specifically permitted by a prior written waiver by Holding, Parent and Acquiror of performance by the Company of any of its obligations under this Agreement;

          (vi) the failure of the Company or any of its Subsidiaries to obtain any Third Party consents to the execution and delivery of this Agreement, or the agreements



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     relating to the transactions contemplated hereby to the extent such Third
     Party consents are set forth in the Company Disclosure Schedule;

          (vii) any diminution in value of, or adverse developments after the date of this Agreement relating to, the Real Estate Investment Entities, other than as a result of the Company's breach of this Agreement;

          (viii) the cancellation or notice of cancellation of third-party management, tenant representation and/or brokerage contracts to which the Company or any of its Subsidiaries is or may become a party;

          (ix) conditions generally affecting the business or industry in which the Company or any of its Subsidiaries operate;

          (x) U.S., U.K., French or global general economic or political conditions or financial markets; and

          (xi) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism.

     "COMPANY OPTION" means any option to purchase Company Shares, whether granted pursuant to the Company Option Plans or otherwise.

     "COMPANY OPTION PLANS" means the Company's 1998 Stock Incentive Plan,
Richard Ellis Group Limited 1997 Unapproved Share Option Scheme, St. Quintin
Holdings Limited 1999 Unapproved Share Option Scheme and Brooke International
(China) Limited Share Option Scheme, each as amended, supplemented or otherwise modified.

     "COMPANY PREFERRED SHARE" means one share of Series A Preferred Stock or one share of Series B Preferred Stock.

     "COMPANY SERIES A PREFERRED SHARE" means one share of the Series A
Preferred Stock.

     "COMPANY SERIES B PREFERRED SHARE" means one share of the Series B
Preferred Stock.

     "COMPANY SHARE" means one share of common stock of the Company, par value
$0.01 per share.

     "COMPANY SEC DOCUMENTS" means (a) the annual reports on Form 10-K of the Company for the years ended December 31, 1999, 2000 and 2001 (the "COMPANY
10-K"), (b) the quarterly reports on Form 10-Q of the Company for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, (c) the Company's proxy and information statements relating to meetings of, or actions taken without a meeting by, the Company Stockholders, since January 1, 2002, and (d) all other reports, filings, registration statements and other documents filed by the Company with the SEC since January 1, 1999; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "COMPANY STOCKHOLDERS" or "STOCKHOLDERS" means the stockholders of the Company.


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     "COMPANY SUBSIDIARY" means a Subsidiary of the Company or any of its
Subsidiaries.

     "COMPANY WARRANT" means any warrant to purchase Company Shares, other than the TOPR Warrants.

     "COVERED ENTITIES" shall have the meaning set forth in Section 7.6(b).

     "COVERED PARTICIPANT" shall have the meaning set forth in Section 7.6(b).

     "DAMAGES" means all losses, liabilities, claims, damages, payments, Taxes, Liens, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' fees and expenses reasonably incurred in defending against any such actions).

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to the protection of the indoor or outdoor environment (including, without limitation, the quality of the ambient air, soil, surface water or groundwater, natural resources or human health or safety).

     "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

     "EQUITY INTEREST" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof; provided, however that "Equity Interests" shall not include any right to receive cash payments under bonus plans of the Company or its Subsidiaries.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FAIR MARKET VALUE" means, as of any date, the last sales price for a Company Share on the applicable date as reported on the New York Stock Exchange.

     "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

     "GOVERNMENTAL ENTITY" means any federal, state, local, international or foreign governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority, agency or body.

     "JOINT VENTURE" means, with respect to any Person, any corporation or other entity (including a division or line of business of such corporation or other entity) (A) of which such Person and/or any of its Subsidiaries beneficially owns a portion of the Equity Interests that is insufficient to make such corporation or other entity a Subsidiary of such Person, and (B) that is


                                       5
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engaged in the same business as such Person or its Subsidiaries or in a related or complementary business.

     "KNOWLEDGE" means, with respect to the matter in question, if any of the following officers of the Company has actual knowledge of the matter: Andrew
Farkas, Jim Aston, Frank Garrison, Adam Gilbert, Ronald Uretta and Alan
Froggatt.

     "LAW" means any federal, state, local, international or foreign law
(including common law), rule, regulation, judgment, code, ruling, statute, order, directives, decree, injunction or ordinance or other legal requirement.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset.

     "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any hazardous, acutely hazardous, or toxic substance or waste or any other words of similar import defined and regulated as such under Environmental Laws (including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the federal Resource Conservation and Recovery
Act, as amended) and any other material or organism that would be reasonably expected to result in liability under any Environmental Law (including, without limitation, oil, petroleum products, asbestos, polychlorinated biphenyls and mold).

     "NET PROCEEDS" means the aggregate cash proceeds Deemed Received by the Company (as defined below) on or after the date of this Agreement and prior to or simultaneously with the Closing from or as a result of (i) all Real Estate
Asset Sales completed prior to or simultaneously with the Closing and (ii) all Cash Distributions. The amount of cash proceeds "DEEMED RECEIVED BY THE COMPANY" shall be the amount of cash proceeds that would ultimately be distributable to the Company (i.e., Insignia Financial Group, Inc.) by its direct Subsidiaries, assuming repayment in full of all indebtedness of all Company Subsidiaries in the chain of ownership at or above the level at which the sale occurred (other than indebtedness other under the Senior Credit Agreement and the Senior
Subordinated Credit Agreement), and net of: (a) any Taxes (other than income
Taxes) that are payable by the Company or any of it Subsidiaries as a result of the transaction or event giving rise to such receipt of cash proceeds, (b) any liabilities or obligations retained by the Company or any of its Subsidiaries relating to any Real Estate Investment Asset directly or indirectly sold pursuant to any Real Estate Asset Sale (including, without limitation, any liabilities or obligations relating to the underlying Real Estate Investment
Asset that was directly or indirectly sold in such Real Estate Asset Sale), (c) fees, costs and expenses payable to third parties and incurred in connection with the transaction or event giving rise to such receipt of cash proceeds
(including, without limitation, any incentive or other bonuses paid to management of the Company or any Subsidiary), (d) any payments required to be made by the Company or any of its Subsidiaries in respect of any Participation
Interests in connection with the transaction or event giving rise to such receipt of cash proceeds and (e) any cash generated by any sale of a Real Estate
Investment Asset on or prior to December 31, 2002. If the buyer in a Real Estate
Asset Sale is willing to assume a retention/severance agreement for which the Company or its Subsidiaries would otherwise be liable and if the Parent consents to such assumption, then the amount of such obligations assumed by the buyer will be considered cash proceeds of the transaction. Net Proceeds will be determined in good faith by mutual



                                       6
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written agreement of Parent and the Company and certified in writing by Parent and the Company at or prior to Closing. For the avoidance of doubt, cash proceeds can only be Deemed Received by the Company if they were actually received prior to or simultaneously with the Closing by a Subsidiary or a Joint
Venture that remains a Subsidiary or a Joint Venture, respectively, of the
Company immediately following Closing (i.e., such Subsidiary or Joint Venture is not sold in a Real Estate Asset Sale).

     "NON-U.S. COMPETITION LAWS" means all (a) non-U.S. Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (b) antitrust Laws by antitrust authorities outside of the United States and (c) takeover Laws of jurisdictions outside of the United States.

     "NO-RAID AGREEMENT" means the No-Raid Agreement, dated January 19, 2003, by and between Holding and the Company.

     "PARENT BALANCE SHEET" means Holding's consolidated balance sheet included in the Parent 10-K relating to its fiscal year ended on December 31, 2001.

     "PARENT CREDIT AGREEMENT" means the Credit Agreement, dated as of July 20,
2001, among Parent, Holding, the lenders party thereto and CSFB.

     "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that would prevent or materially impair the ability of Holding, Parent or Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

     "PARENT SEC DOCUMENTS" means (a) the annual report on Form 10-K of Holding for the year ended December 31, 2001 (the "PARENT 10-K"), (b) the quarterly reports on Form 10-Q of Holding for the quarters ended March 31, 2002, June 30,
2002 and September 30, 2002 and (c) all other reports, filings, registration statements and other documents filed by Holding or Parent with the SEC since
July 20, 2001; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "PARTICIPATION INTERESTS" shall have the meaning set forth in Section
7.6(b).

     "PERMITTED LIENS" means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, (c) liens for Taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable
Person, (d) easements, restrictions, covenants or rights of way currently of record against any of the Owned Real Property which do not interfere with, or increase the cost of operation of, the business of the Company and its Subsidiaries in any material respect, (e) minor irregularities of title which do not interfere with, or increase the cost of the business of the Company and its Subsidiaries in any material respect, and (f) liens under the Senior Credit
Agreement.

     "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.


                                       7
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     "PROXY STATEMENT" means the proxy statement to be mailed to the Company
Stockholders in connection with the Company Stockholder Approval, together with any amendments or supplements thereto.

     "REAL ESTATE ASSET SALE" means the sale or assignment of any Real Estate
Investment Asset, provided that with respect to a sale of a Real Estate
Investment Contract, (x) the Company's and its Subsidiaries' entire direct and indirect interests in the applicable Real Estate Investment Entity are also sold, (y) such Real Estate Investment Contract has not been materially amended after the date of this Agreement and (z) Net Proceeds Deemed Received by the Company in connection with the sale or assignment of such Real Estate Investment
Contract will be reduced by any accrued and unpaid fees and similar payments due under such contract on the date of sale or assignment. Notwithstanding the foregoing, in order for a sale or other transaction to qualify as a Real Estate
Asset Sale, (A) the entire direct or indirect interest of the Company and its Subsidiaries in the relevant Real Estate Investment Asset must be sold as part of such transaction, (B) all Participation Interests relating to such Real
Estate Investment Asset must either be assumed entirely by the purchaser or assignee or satisfied in full so that the Company and its Subsidiaries have no further liability or obligation relating to such Participation Interests, or the transaction must have been otherwise structured in such a manner that neither the Company nor any of its Subsidiaries has any liability or obligation relating to such Participation Interests after the consummation of the transaction, (C) to the extent that the Company or any of its Subsidiaries has given any financial, performance or other guarantees with respect to such Real Estate
Investment Asset or an applicable Relevant Subsidiary or any indebtedness relating thereto, or has any reimbursement or other obligations relating to any letter of credit, bond or other similar instrument relating to such Real Estate
Investment Asset or Relevant Subsidiary or any indebtedness relating thereto, either (1) the Company and its Subsidiaries are fully and unconditionally released from such obligations and liabilities or (2) the Company and its Subsidiaries are fully indemnified against all such obligations and liabilities and such indemnity is fully secured by cash, a letter of credit or other collateral reasonably satisfactory to Parent, and (D) such sale is on commercially reasonable terms that would not reasonably be expected to result in the Company or any of its Subsidiaries incurring any future indemnification or other obligations in respect of such Real Estate Asset Sale or the assets applicable Real Estate Investment Asset sold or assigned.

     "REAL ESTATE INVESTMENT ASSET" means any: (i) asset owned by a Real Estate
Investment Entity; (ii) direct Equity Interest in or debt obligation of any Real
Estate Investment Entity; (iii) direct Equity Interest in a Company Subsidiary
(a "RELEVANT SUBSIDIARY") that directly or indirectly owns an Equity Interest in a Real Estate Investment Entity, provided that the only assets of such Relevant
Subsidiary consist of (x) direct or indirect (through one or more Relevant
Subsidiaries) Equity Interests in one or more Real Estate Investment Entities,
(y) debt obligations of one or more Real Estate Investment Entities or Relevant
Subsidiaries and/or (z) cash or cash equivalents that were included in the net book value of the Real Estate Investment Assets represented to Parent or represent the proceeds from transactions closing after December 31, 2002 that had they occurred between the date of this Agreement and the Closing would have been a Real Estate Asset Sale or Cash Distribution; or (iv) Real Estate
Investment Contract.

     "REAL ESTATE INVESTMENT CONTRACT" means any asset management, development, construction, investment management, financial advisory, proceeds, profit participation or



                                       8

similar agreement or contract relating solely to a Real Estate Investment Entity and/or the assets of a Real Estate Investment Entity, but excluding any sale, lease or property management agreements.

     "REAL ESTATE INVESTMENT ENTITY" means the Company Subsidiaries and Company Joint Ventures set forth in Section 1.1(A) of the Company Disclosure Schedule.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SENIOR CREDIT AGREEMENT" means the Senior Credit Agreement, dated as of May 4, 2001, among the Company, First Union National Bank, Lehman Commercial Paper Inc., Bank of America, N.A. and the other lenders party thereto, as amended through the date hereof.

     "SERIES A PREFERRED CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company that was filed with the Secretary of State on June 7, 2002 with respect to the Series A Preferred Stock, as amended, supplemented or otherwise modified.

     "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $0.01 per share, the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof were created by resolution of the Company's Board of Directors adopted on April 25, 2002.

     "SERIES B PREFERRED CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company that was filed with the Secretary of State on June 7, 2002 with respect to the Series B Preferred Stock, as amended, supplemented or otherwise modified.

     "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $0.01 per share, the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof were created by resolution of the Company's Board of Directors adopted on April 25, 2002.

     "SIGNIFICANT SUBSIDIARY" means a Subsidiary of any Person which generated at least $15 million in consolidated revenues, determined on an annualized basis for the year ended December 31, 2002, or had at least $5 million in consolidated tangible assets, net of associated non-recourse debt, on December 31, 2002.

     "SPECIAL COMMITTEE" means the Special Committee of the Company's Board of Directors appointed by resolution of the Company's Board of Directors adopted on October 14, 2002.

     "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership or other entity (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such entity, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests (including, without limitation, general partner Equity Interests).

     "SUMMARY OF GRANTS" means the summary table of Participation Interests set forth in Section 1.1(B) of the Company Disclosure Schedule.

     "SUPERIOR PROPOSAL" means any Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) that a majority of the disinterested members of the Company's Board of Directors or the Special Committee determines in good faith, after considering the advice of outside legal counsel and financial advisors, would result in a transaction, if consummated, that would be more favorable to the Company Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby and is reasonably capable of being consummated (including, without limitation, the availability of committed financing, to the extent needed to complete the transaction).

     "TAXES" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

     "THIRD PARTY" means a Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates (excluding the Company and its controlled Affiliates).

     "THRESHOLD AMOUNT" means the sum of (i) $45 million and (ii) the aggregate amount of all cash, property or other assets directly or indirectly contributed, loaned (including any draws under a letter of credit or a guarantee) or otherwise transferred by the Company or any of its Subsidiaries to any Real Estate Investment Entity or Relevant Subsidiary (but only if and to the extent that all or a portion of the Company's and its Subsidiaries' direct or indirect interest in such Relevant Subsidiary is sold or otherwise assigned in a Real Estate Asset Sale) between the date hereof and the Effective Time.

     "TOPR WARRANT AGREEMENT" means the Warrant Agreement, dated as of September 30, 1998, between Insignia/ESG Holdings, Inc. and First Union National Bank, as amended.

     "TOPR WARRANTS" means the 1,196,000 warrants to purchase Company Shares issued pursuant to the TOPR Warrant Agreement.

     "U.K. OVERDRAFT FACILITY" means the (pound)5,000,000 Overdraft Credit Facility between Insignia Richard Ellis Group Limited and Barclays Bank PLC, as amended through the date hereof.

                                   ARTICLE 2

                                   THE MERGER

2.1.     THE MERGER.

     (a) At the Effective Time, Acquiror shall be merged with and into the Company (the "MERGER") in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (as amended, the "DGCL"), at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the "SURVIVING CORPORATION."

     (b) On the Closing Date, the Company and Acquiror will file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State (the "SECRETARY OF STATE") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

     (d) The closing of the Merger (the "CLOSING") shall be held at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304 (or such other place as agreed by the parties) on the day on which all of the conditions set forth in Article 9 are satisfied or waived, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE".

     2.2. ORGANIZATIONAL DOCUMENTS. The Certificate of Merger shall provide that at the Effective Time (a) the Company's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (b) the Acquiror's by-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation's by-laws, in each case until amended in accordance with applicable Law.

     2.3. DIRECTORS AND OFFICERS. From and after the Effective Time (until such time as their successors are duly elected or appointed and qualified), (A) Acquiror's directors at the Effective Time shall be the Surviving Corporation's directors and (B) the Company's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers.

                                   ARTICLE 3

                  CONVERSION OF SECURITIES AND RELATED MATTERS

     3.1. CAPITAL STOCK OF ACQUIROR. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Acquiror Share issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

     3.2. CANCELLATION OF TREASURY STOCK AND ACQUIROR-OWNED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Share and Preferred Share held by the Company as treasury stock or owned by Holding, Parent or Acquiror or either of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

     3.3. CONVERSION OF COMPANY SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2, (b) Dissenting Shares and (c) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive in cash from Acquiror, without interest, an amount equal to $11.00, subject to adjustment as contemplated by
Section 7.4(c) and 8.10 (the "COMMON MERGER CONSIDERATION").

     3.4. CONVERSION OF COMPANY SERIES A PREFERRED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section
3.2 and (b) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive, without interest, the amount set forth in Paragraph (e)(1) of the Series A Certificate of Designation (the "SERIES A PREFERRED MERGER CONSIDERATION").

     3.5. CONVERSION OF COMPANY SERIES B PREFERRED SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, Company Preferred Share or Acquiror Share, each Company Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section
3.2 and (b) shares held by any wholly-owned Company Subsidiary, which shall remain outstanding) shall be converted into the right to receive, without interest, the amount set forth in Paragraph (e)(1) of the Series B Certificate of Designation (the "SERIES B PREFERRED MERGER CONSIDERATION," and together with the Common Merger Consideration and the Series A Preferred Merger Consideration, the "MERGER CONSIDERATION").

3.6.     EXCHANGE OF CERTIFICATES.

     (a) Promptly after the date hereof, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company as an agent (the "EXCHANGE AGENT") for the benefit of holders of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares (the "CERTIFICATES"). At the Effective Time, Holding will, and will cause Parent and Acquiror to, make available to and deposit with the Exchange Agent the Merger

Consideration to be paid in respect of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares pursuant to this Article 3 (the "EXCHANGE FUND"), and except as contemplated by Section 3.6(f) or Section 3.6(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration as directed by the Acquiror or the Surviving Corporation, as the case may be, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any net loss resulting from such investments shall be borne by Holding, Parent and Acquiror and Holding will, or will cause Parent and Acquiror to, deposit additional funds with the Exchange Agent in an amount equal to such net loss before the funds are paid by the Exchange Agent to the Company Stockholders.

     (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.6. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive, in exchange therefore, the Common Merger Consideration as provided in this Article 3 in respect of the Company Shares represented by the Certificate, the Series A Preferred Merger Consideration as provided in this Article 3 in respect of the Series A Preferred Shares represented by the Certificate or the Series B Preferred Merger Consideration as provided in this Article 3 in respect of the Series B Preferred Shares represented by the Certificate, in each of the foregoing cases, after giving effect to any required withholding Tax. Until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Common Merger Consideration, the Series A Preferred Merger Consideration or the Series B Preferred Merger Consideration, as the case may be.

     (c) All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares, except as otherwise provided herein or by Law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.6.

     (d) If payment of the Merger Consideration in respect of Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Taxes either have been paid or are not payable.

     (e) Upon the request of the Surviving Corporation, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.6 that remains undistributed to holders of Company Shares, Company Series A Preferred Shares and Company Series B Preferred Shares six (6) months after the Effective Time. Holders of Certificates who have not complied with this Section 3.6 prior to the demand by the Surviving Corporation shall thereafter look only to the Surviving Corporation for payment of any claim to the Merger Consideration.

     (f) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (g) Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income tax Law and shall make any required filings with tax authorities with respect to such withholding. To the extent that the Surviving Corporation or Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Company Series A Preferred Shares or Company Series B Preferred Shares in respect of which deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

     (h) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

3.7.     COMPANY STOCK OPTIONS AND RESTRICTED SHARES.

     (a) Subject to Section 3.7(d), the Company shall terminate each outstanding Company Option, effective as of the Effective Date and in accordance with the provisions of Section 4.2(d) of the Company's 1998 Stock Incentive Plan ("1998 PLAN"), whether or not such Company Option was granted under the 1998 Plan, by delivering notice of termination to each holder at least thirty (30) days prior to the Effective Date, in which case during the period from the date on which such notice of termination is delivered to the Effective Date, each such holder shall have the right to exercise in full all of his or her Company Options.

     (b) Subject to Section 3.7(d), the Company shall amend each Company Option to provide that to the extent that each Company Option is not exercised prior to the Effective Time, the Surviving Company shall purchase each Company Option, whether vested or unvested, at the Effective Time, and the per share purchase price shall be in the form of a lump sum cash amount equal to the excess, if any, of (i) the Common Merger Consideration over (ii) the exercise price per Company Share subject to such purchased Company Option. Such purchase price will be paid promptly after the Effective Time.

     (c) Notwithstanding any other provision in this Section 3.7, to the extent applicable (as clarified in the following sentence), at the Effective Time, the Surviving Company shall purchase Company Options issued under the 1998 Plan for a lump sum cash amount equal to (i) the product of the Change in Control Price multiplied by the number of Company Shares subject the such Company Option less
(ii) the aggregate exercise price for such Company Option. The Company only may purchase Company Options under this Section 3.7(c) to the extent that such Company Option issued under the 1998 Plan, or a separate written agreement approved by the Company's Board of Directors that (i) defines the term "Change in Control," and (ii) provides that the Merger constitutes a "Change in Control" (as such term is defined in the subject Company Option or separate written agreement). Such purchase price will be paid promptly after the Effective Time.

     (d) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to (i) obtain all necessary consents, without payment therefor, from the holders of Company Options and (ii) take such other actions (including, without limitation, terminating or amending the terms of any Company Option or Company Option Plan and any such other stock option or compensation plans or arrangements applicable to Company Options), necessary to give effect to the transactions contemplated by Sections 3.7(a)-(c), inclusive.

     (e) The Company shall take all requisite action so that, as of the Effective Time, the Company's 1998 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") and the Company Option Plans shall be terminated. The Parent shall receive from the Company evidence that the Company Purchase Plan and the Company Option Plans have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of such resolution shall be subject to review and approval of the Parent, which approval shall not be unreasonably withheld). The rights of participants in the Company Purchase Plan with respect to any offering period then underway under the Company Purchase Plan, which commences prior to the Effective Time, shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purchases under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan and the terms of any offering period commencing prior to the Effective Time) that are necessary to give effect to the transactions contemplated by this Section 3.7(e).

     (f) At the Effective Time, each outstanding restricted stock award for Company Shares ("RESTRICTED STOCK AWARD") shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Restricted Stock

Award, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Restricted Stock Award equal to the Common Merger Consideration.

     3.8. WARRANTS.

     (a) At the Effective Time, each outstanding Company Warrant, whether or not vested, shall be canceled and in consideration of such cancellation, the Surviving Corporation shall pay to each holder of a canceled Company Warrant, as soon as practicable following the Effective Time, an amount per Company Share subject to such canceled Company Warrant equal to the excess, if any, of (i) the Common Merger Consideration over (ii) the exercise price per Company Share subject to such canceled Company Warrant.

     (b) At the Effective Time, each outstanding TOPR Warrant, whether or not vested, shall remain outstanding pursuant to the terms of the TOPR Warrant Agreement; provided, however that each such TOPR Warrant shall thereafter be entitled, pursuant to Section 10.1 of the TOPR Warrant Agreement, to receive the Common Merger Consideration, in lieu of Company Shares, in the manner and upon the terms set forth in the TOPR Warrant Agreement.

     3.9. SUPPLEMENTAL STOCK PURCHASE AND LOAN PLAN. The Company agrees to deliver, or cause the custodian designated by the Company with respect to the Supplemental Stock Purchase and Loan Program (the "SSPLP") to deliver, the Certificates held by the Company or such custodian to the Exchange Agent promptly after receipt of a letter of transmittal and instructions from the owners of the Common Shares represented by the Certificates and promptly after receipt of the Common Merger Consideration with respect to the Common Shares represented by such Certificates deliver such Common Merger Consideration to the participants in the SSPLP, net of the outstanding principal and accrued and unpaid interest with respect to the promissory notes for which such Certificates were pledged under the SSPLP.

     3.10. DISSENTING SHARES.

     (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Persons who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 (or any successor provision) of the DGCL (the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Common Merger Consideration as provided hereunder and shall only be entitled to such rights and consideration as are granted by Section 262 (or any successor provision) of the DGCL. Such Persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 (or any successor provision) of the DGCL, except that all Dissenting Shares held by Persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 (or any successor provision) of the DGCL shall thereupon be deemed to have been converted into the Common Merger Consideration pursuant to Section 3.3 hereto as of the Effective Time or the occurrence of such failure, withdrawal or loss, whichever occurs later.

     (b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such shares under the DGCL. Other than pursuant to a court order, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or the payment of the fair cash value of any such shares or offer to settle or settle any such demands.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Schedule attached hereto, the Company represents and warrants to Acquiror as set forth below.

     4.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company's corporate powers and, except for the Company Stockholder Approval, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the Company Stockholder Approval and the filing and recordation of the Certificate of Merger in accordance with the DGCL). The Board of Directors of the Company unanimously has approved this Agreement and has resolved to recommend that the Company Stockholders vote their shares in favor of the adoption of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes the valid and binding obligation of Holding, Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) the appropriate documents with respect to the Company's qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and any Non-U.S. Competition Laws;

(c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated hereby will not result in the lapse of any Permit of the Company or its Subsidiaries or the breach of any authorization or right to use any Permit of the Company or its Subsidiaries or other right that the Company or any of its Subsidiaries has from a Third Party, except where such lapses or breaches would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Company Charter or the certificate or articles of incorporation or by-laws (or any equivalent governing or organizational document) of any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon the Company, any Company Subsidiary or any of their respective properties or assets, or (d) result in the creation or imposition of any Lien (except as contemplated by the Commitment Letter) on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (b), (c) and (d) taken together, any items that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.5. CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 80,000,000 Company Shares and 20,000,000 shares of preferred stock, par value $0.01 per share, of which 296,422 shares have been designated Series A Preferred Stock and 177,280 shares have been designated Series B Preferred Stock. As of February 11, 2003, (i) 24,805,930 Company Shares were issued and outstanding (including 1,502,600 Company Shares held in treasury), all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, including 138,663 Company Shares that were collateral for then outstanding notes receivables delivered to the Company by employees of the Company, whether pursuant to the Company's Supplemental Stock Purchase and Loan Program or otherwise (the "LOAN SHARES"),
(ii) no Company Shares were held by Company Subsidiaries, (iii) 91,507 Company Shares were subject to restricted stock awards then outstanding, of which none were vested (the "RESTRICTED SHARES"), (iv) 7,081,074 Company Shares were reserved for issuance under Company Option Plans and 4,462,761 Company Shares were subject to Company Options then outstanding, (v) 1,785,714 Company Shares were reserved for issuance upon conversion of the Series A Preferred Stock, (vi) 811,688 Company Shares were reserved for issuance upon conversion of the Series B Preferred Stock, (vii) 1,492,500 Company Shares were issuable upon the exercise of Company Warrants then outstanding, (viii) 1,196,000 Company Shares were issuable upon the exercise of TOPR Warrants then outstanding, (ix) there was outstanding $15,000,000 aggregate principal amount of indebtedness (the "EXCHANGEABLE INDEBTEDNESS") under the Senior Subordinated Credit Agreement, dated as of June 7, 2002 (the "SENIOR SUBORDINATED CREDIT AGREEMENT"), between the Company and Madeleine L.L.C., as lender and administrative agent, which upon the terms, and subject to the conditions, set forth in the Senior Subordinated Credit Agreement and the Exchange Agreement, dated as of June 18, 2002 (the "EXCHANGE AGREEMENT"), between the Company and Madeleine L.L.C. may be exchanged together with the Series A Preferred Stock and the Series B Preferred Stock, at the option of the Company, for the Exchange Securities (as defined in the Exchange Agreement), (x) 250,000 shares of Series A Preferred Stock were issued and outstanding, each with a Conversion Price (as defined in the Series A Certificate of Designation) of $14.00 per share, and (xi) 125,000 shares of Series B Preferred Stock were issued and outstanding, each with a Conversion Price (as defined in the Series B Certificate of Designation) of $15.40 per share. The Company has provided to Parent true and complete copies of all documentation governing the Company Warrants, the TOPR Warrants, the Loan Shares, the Exchangeable Indebtedness, the Series A Preferred Stock and the Series B Preferred Stock. From September 30, 2002 until the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of its Equity Interests and has not repurchased or redeemed any shares of its Equity Interests, and its Board of Directors has not resolved to do any of the foregoing.

     (b) Except (i) as set forth in this Section 4.5 and (ii) for changes since February 11, 2003, resulting from the exercise of Company Options, Company Warrants and TOPR Warrants or the conversion of, or the payments of dividends on, Series A Preferred Stock and Series B Preferred Stock, in each case outstanding on that date, neither the Company nor any Company Subsidiary has issued, or reserved for issuance, any (x) Equity Interests of the Company, (y) securities of the Company or any Company Subsidiary convertible into or exchangeable for Equity Interests of the Company or (z) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests of the Company or securities convertible into or exchangeable for Equity Interests of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     (c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options, Company Warrants, TOPR Warrants, the Restricted Shares and Loan Shares as of February 11, 2003, which list sets forth the name of the holders thereof (which, for purposes of the TOPR Warrants, shall only need to be the record holder or holders thereof as of October 12, 2001) and, to the extent applicable, the exercise price or purchase price thereof, the number of Company Shares subject thereto, the schedule of vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby), the governing Company Employee Plan (as defined below) with respect thereto and the expiration date thereof.

     (d) The Company has provided to Acquiror true and complete copies of each of the documents entered into with respect to each of the following and there are no other agreements or arrangements (whether written or verbal) between the Company and the other party to each such document with respect to the following:
(i) the consent of each holder of a Company Series A Preferred Share to the treatment of such Company Series A Preferred Share set forth in Article 3 hereto, without payment of any additional consideration thereon, (ii) the consent of each holder of Series B Preferred Stock to the treatment of the Series B Preferred Stock set forth in Article 3 hereto, without payment of any additional consideration thereon, and (iii) the consent of each of the holders of a Company Warrant set forth on Section 4.5(d) of the Company Disclosure Schedule to the treatment of such Company Warrant set forth in Section 3.8 hereto, without payment of any additional consideration thereon, unless the consent of such holder of a Company Warrant with respect to such treatment is not required by the terms of such Company Warrant.

     4.6. SUBSIDIARIES.

     (a) Each Significant Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing (except in jurisdictions where such concept does not exist) under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority required to own, lease or operate its properties and assets and to carry on its business as now conducted, and (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case in this clause (ii) with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Section 4.6 of the Company Disclosure Schedule sets forth the name of all Subsidiaries and Joint Ventures of the Company and, to the extent applicable, the total number of authorized, issued and outstanding Equity Interests of each such Subsidiary and Joint Venture as of the date of this Agreement. All of the outstanding Equity Interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the Equity Interests in each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company. Such Equity Interests (i) are owned free and clear of any Lien (except for liens under the Senior Credit Agreement) and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the Equity Interests) and (ii) were issued in compliance with all applicable federal, state and foreign securities laws, in each case in this clause (ii) without any exception other than those which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding (x) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (y) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (z) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in any Company Subsidiary. The Covered Entities do not own any assets other than Equity Interests in Real Estate Investment Entities.

     (c) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture is in violation of any provision of its articles or certificate of incorporation or bylaws or equivalent organizational and governing documents, other than violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Acquiror true and correct copies of the articles or certificate of incorporation or bylaws or equivalent organizational and governing documents of each Company Subsidiary and Company Joint Venture.

     4.7. COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

     (a) The Company has filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since January 1, 1999. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

     (c) No Company SEC Document filed since January 1, 1999 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since January 1, 1999 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (d) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (e) Section 4.7 of the Company Disclosure Schedule sets forth the unaudited consolidated balance sheet and statement of operations of the Company and its Subsidiaries as of and for the 3-month period ended December 31, 2002 (the "MOST RECENT COMPANY FINANCIAL STATEMENTS"). The financial information included in the Most Recent Company Financial Statements has been prepared in accordance with GAAP.

     (f) There are no liabilities of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute or otherwise, other than: (i) liabilities (A) disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company's consolidated balance sheet or disclosed in the notes thereto included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2002 or (B) not required by GAAP to be disclosed or provided for in a consolidated balance sheet of the Company which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) liabilities incurred after September 30, 2002 (A) in the ordinary course of business consistent with past practice and
(B) outside the ordinary course of business consistent with past practice that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

     4.8. [RESERVED].

     4.9. ABSENCE OF CERTAIN CHANGES. Since September 30, 2002, except as otherwise expressly contemplated by this Agreement and the Company Disclosure Schedule, the Company and each of its Significant Subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty losses (whether or not covered by insurance) affecting the business, properties or assets of the Company or any of its Subsidiaries that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any amendment or change in the Company Charter, the Company's by-laws or the certificate or articles of incorporation or by-laws (or equivalent organizational and governing documents) of any Significant Subsidiary of the Company; (c) any change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after September 30, 2002); (d) other than in the ordinary course of business consistent with past practices, any sale of a material amount of assets of the Company and its Significant Subsidiaries; (e) any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability by the Company or any of its Subsidiaries; or (f) any action, event, occurrence, development or state of circumstances or facts that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.10. LITIGATION. There is no litigation, action, suit, claim, investigation, arbitration or proceeding or inquiry, whether civil, criminal or administrative (each, a "CLAIM"), pending, or to the Knowledge of the Company threatened, against the Company, any of its Subsidiaries or any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Set forth on Section 4.10 of the Company Disclosure Schedule is a list of all Claims pending, or to the Knowledge of the Company, threatened, as of the date hereof, against the Company or any of its Subsidiaries or any of their respective assets, properties or employees (if such Claim is related to, or arising from, an employee's actions or omissions on behalf of the Company or any of its Subsidiaries) before any arbitrator or Governmental Entity in an amount of $100,000 or more or which are criminal in nature. Neither the Company nor any of its Subsidiaries nor any of their respective properties, assets or, to the Knowledge of the Company, employees is or are subject to any order, writ, judgment, injunction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.11. TAXES.

     (a) All Tax returns, statements, reports and forms (collectively, the "COMPANY RETURNS") required to be filed with any taxing authority by, or with respect to, the Company and each of its Subsidiaries have been filed in accordance with all applicable Laws, except when a failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) the Company and each of its Subsidiaries has timely paid all Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet), except when a failure to make such payments would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the time of filing, the Company Returns were true, correct and complete in all material respects;
(c) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except when a failure to make such payments would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (d) there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any of its Subsidiaries in respect of any Taxes, except for such action, suit, proceeding, audit or claim that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (e) neither the Company nor any of its Subsidiaries is party to, bound by or has any obligation under, any material tax sharing agreement or similar material contract or arrangement or any material agreement that obligates them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of the Company or any of its Subsidiaries other than with respect to Taxes not due and payable, except for such Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (g) neither the Company nor any of its Subsidiaries has waived any statute of limitations nor agreed to any extension of time to assess any U.S. federal income tax or any foreign, state or local income tax in any jurisdiction in which the Company or its Subsidiaries has paid for the year or years involved an amount of tax which is material to the Company and its Subsidiaries, taken as a whole; (h) neither the Company nor any of its Subsidiaries (i) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise, except, in each case of clauses (h)(i) and (h)(ii) above, as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (i) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries; (j) neither the Company nor any of its Subsidiaries has ever entered into a closing agreement pursuant to Section 7121 of the Code that could affect the Company or a Subsidiary of the Company in a Tax period or portion thereof beginning after the Effective Time; and (k) neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for such adjustments that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.12. EMPLOYEE BENEFITS.

     (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other material employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or consultant of the Company or its Subsidiaries (the "COMPANY EMPLOYEES") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries; provided, however, that any employment agreement providing for total compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum need not be listed on Section 4.12(a) of the Company Disclosure Schedule. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS."

     (b) With respect to each Company Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA related to the Company's property management business), the Company has provided or made available to the Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided; (iv) a summary of any proposed amendments or changes considered prior to the date hereof by the Company's Board of Directors or any committee thereof and anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, except for such proposed amendments or changes that are required by applicable Law; and (v) for the three most recent completed years, if applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

     (c) Except with respect to any Foreign Benefit Plan (defined below), or as would not individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, be reasonably likely to have a Company Material Adverse Effect, or as set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) each Company Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations;
(ii) each Company Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that could reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in liability to the Company or its Subsidiaries, no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in liability to the Company or any of its Subsidiaries or "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan;
(v) there is no written proposal to the Company's Board of Directors that any Company Plan be materially amended, suspended or terminated, or otherwise modified to alter benefits (or the levels thereof); (vi) no Company Plan is a collateral assignment split-dollar life insurance program which covers, or otherwise provides for "personal loans" to, executive officers (within the meaning of Section 402 of The Sarbanes-Oxley Act of 2002); and (vii) except as disclosed in the proxy statements for annual meetings prior to the date hereof, all awards, grants or bonuses made pursuant to any Company Plan have been, or will be, fully deductible to the Company or its Subsidiaries notwithstanding
Section 162 of the Code. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

     (d) With respect to each of the Company Plans that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods (as applicable) and assumptions indicated in the most recent applicable actuarial valuation reports.

     (e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) to the Knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively), except, in each case of clauses (i) and (ii) above, any items that would not be reasonably likely to have, individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

     (f) Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course or otherwise reserved on the Company Balance Sheet) are pending or threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), except, in each case of clauses (i) and (iv) above, any items that would not be reasonably likely to have individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

     (g) Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s), including but not limited to the termination of a Company Employee's employment), could reasonably be expected to result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee. Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, the Company's ability to deduct the payments, rights or benefits set forth in Section 4.12(g) of the Company Disclosure Schedule is not limited by Section 280G of the Code.

     (h) There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that materially would increase the expense of maintaining such Company Plan above the level of the expense provided for in the 2003 Budget.

     (i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 4.12(i) of the Company Disclosure Schedule, "FOREIGN BENEFIT PLANS").

     (j) Except as would not individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, be reasonably likely to have a Company Material Adverse Effect, all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality. No material liability or obligation of the Company or its

Subsidiaries exists with respect to any Foreign Benefit Plan, except as set forth in the Most Recent Company Financial Statements. Except as set forth in
Section 4.12(j) of the Company Disclosure Schedule, the assets of each Foreign Benefit Plan that is required to be funded under applicable Law are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Foreign Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods (as applicable) and assumptions indicated in the most recent applicable actuarial valuation reports.

     4.13. COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

     (a) Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material violation of, or has violated in any material respects, the Foreign Corrupt Practices Act of 1977, as amended.

     (b) The Company and each of its Subsidiaries has all permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, "PERMITS") with and under all Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have the Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.14. TITLE TO ASSETS. The Company and each of its Subsidiaries has good title to, or valid leasehold interests in, all their respective assets, except for those which are no longer used or useful in the conduct of their businesses or where the absence thereof would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of these assets, other than assets in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for (a) Permitted Liens and (b) Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.15. INTELLECTUAL PROPERTY. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns or has a valid license or other right to use each trademark, service mark, trade name, domain name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right necessary to carry on the business of the Company and each of its Subsidiaries, taken as a whole, as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY"). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of infringement of or challenge to, and there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.16. TRANSACTION FEES; OPINIONS OF FINANCIAL ADVISOR.

     (a) Except for (i) Bear, Stearns & Co. Inc. ("BEAR STEARNS") and (ii) non-Affiliates of the Company in connection with Real Estate Asset Sales, if any, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement. The fees and expenses of Bear Stearns and third parties in connection with Real Estate Asset Sales, if any, will be borne by the Company. The Company has heretofore furnished to the Acquiror complete and correct copies of all agreements between the Company or its Subsidiaries and Bear Stearns pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

     (b) The Board of Directors of the Company and the Special Committee have received the opinion of Bear Stearns, dated as of the date hereof, to the effect that, as of such date, and subject to the qualifications stated therein, the Merger Consideration is fair to the holders of Company Shares from a financial point of view.

     4.17. LABOR MATTERS.

     (a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule or as otherwise required by Law, each current Company Employee is an "at will" employee (whose employment may be terminated at any time by the Company or such employee can be terminated for less than $100,000). Except as otherwise required by Law, each of the real estate brokers of the Company and its Subsidiaries ("COMPANY INDEPENDENT CONTRACTORS") may be terminated on no more than 30 days' notice or can be terminated for less than $100,000. The Company and its Subsidiaries are and have always been in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours, and any other Law applicable to any of the Company Employees, Company Independent Contractors, or other persons providing services to the Company or any of its Subsidiaries, except such failures to comply that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to Company Employees, and none of the Company and its Subsidiaries is or has been liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing in any material respect, except for such failures that would not be reasonably likely to have, a Company Material Adverse Effect. None of the Company and its Subsidiaries is or has been liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except such liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) There are no pending claims against the Company or any of its Subsidiaries under any Company Plan or under workers' compensation plan or policy or for long-term disability (other than regular claims for benefits in accordance with the terms of such Company Plans and policies) except such claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) The Company and its Subsidiaries are in compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such persons for purposes of participation in the Company Plans, except in the case that non-compliance would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) To the Company's Knowledge, the Company and its Subsidiaries have provided or made available to Parent copies of all written employment, consulting, change of control, severance agreements or arrangements which have been entered into between the Company and any of its Subsidiaries, on the one hand, and any current Company Employee or current Company Independent Contractor on the other hand, including any amendments thereto; provided, however, that any such arrangement providing for compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum has not been provided or made available to Parent. To the Company's Knowledge, the Company and its Subsidiaries have provided or made available to Parent copies of any agreements or arrangements (including any amendments thereto) with former Company Employees or former Company Independent Contractors if such agreements or arrangements result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment as a result of the transactions contemplated hereby; provided, however, that any such arrangement providing for compensation and benefits with a pre-tax value that has not in the past exceeded and cannot reasonably be expected in the next two years to exceed $200,000 per annum has not been provided or made available to Parent. Other than as expressly set forth in the documents provided to Parent pursuant to the preceding two sentences or as otherwise provided for in the 2003 Budget, there have been no changes to the remuneration or benefits of any kind payable or due to any such Company Employee or such Company Independent Contractor.

     (e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, contract, or other agreement or understanding with a labor union that is applicable to Persons employed by the Company or its Subsidiaries. Other than as a result of the public announcement of discussions regarding the transactions contemplated by this Agreement, there are no strikes, slowdowns, work stoppages, lockouts or other material labor controversies pending or, to the Knowledge of the Company, threatened by or between the Company or any of its Subsidiaries and any of their respective Company Employees.

     4.18. MATERIAL CONTRACTS.

     (a) Section 4.18(a) of the Company Disclosure Schedule sets forth the following contracts, undertakings, commitments, licenses or agreements, written or verbal, to which the Company or any of its Subsidiaries is a party or which are applicable to any of their respective assets or properties, in each case as of the date hereof (true and complete copies (or written summaries, if verbal) of which have been made available to Parent prior to the date hereof) (each a "MATERIAL CONTRACT"):

          (i) contracts requiring annual expenditures by or liabilities of any party thereto in excess of $100,000 which have a remaining term in excess of ninety (90) days and are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

          (ii) contracts containing covenants limiting the ability of the Company or any of its Subsidiaries or other Affiliates of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any person, in any market or line of business, or operate at any geographic location or solicit the employment of any Person or hire any Person in any market or line of business or in any geographic location;

          (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any of its Subsidiaries is held in escrow or its use by the Company and its Subsidiaries is otherwise restricted;

          (iv) all contracts pursuant to which any material property or assets of the Company or any of its Subsidiaries is, or may become subject to, a Lien (other than Permitted Liens);

          (v) joint venture, alliance, affiliation or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any of its Significant Subsidiaries or receive referrals of business from, or provide referrals of business to, the Company or any of its Significant Subsidiaries;

          (vi) contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person, including, without limitation, contracts for any such completed acquisitions or sales pursuant to which an "earn out" or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations, in each case excluding any such contract entered into prior to January 1, 2000 and with respect to which there are no remaining obligations on the party of any party (including, without limitation, any indemnification obligations);

          (vii) contracts under which the Company or any of its Subsidiaries has granted any exclusive rights;

          (viii) any interest rate or currency swaps, caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts;

          (ix) all licenses, sublicenses, consent, royalty or other agreements with any Third Party concerning the trademarks and trade names of the Company and its Subsidiaries;

          (x) contracts with, or commitments to, Affiliates of the Company that are set forth in Section 4.22 of the Company Disclosure Schedule; and

          (xi) contracts with "change of control" or similar provisions which would be triggered by the Merger or the other transactions contemplated hereunder.

     (b) Neither the Company nor any of its Subsidiaries is, or has received any notice that any other party is, in breach, default or violation or is unable to perform in any respect (each a "DEFAULT") under any Material Contract (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, no Claims for indemnification under any purchase or sale agreement has been made by or against the Company or any of its Subsidiaries since January 1, 2000 and there are no such Claims outstanding or, to the Knowledge of the Company, threatened, except for any Claims first asserted after the date of this Agreement that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.19. REAL ESTATE.

     (a) Section 4.19(a) of the Company Disclosure Schedule contains a true and complete list of all of the leases, licenses, tenancies, subleases and all other occupancy agreements in which the Company, any of its Significant Subsidiaries or, if party to or otherwise bound by such an agreement that requires payment of at least $100,000 per year, any of its other Subsidiaries, is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the "LEASED PROPERTY"), together with all amendments and modifications thereto (the "LEASES"). The Leased Property is the only real property and interests in real property leased by the Company or any of such Subsidiaries that is used primarily in their businesses. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company (or its applicable Subsidiary) has good and valid title to the leasehold estate in all the Leased Property, free and clear of any Liens (other than Permitted Liens), (ii) the Leases are in full force and effect, (iii) neither the Company (or its applicable Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company (or such Subsidiary) under the Leases, (iv) the Company (or its applicable Subsidiary) has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Property, and (v) the Company (or its applicable Subsidiary) enjoys peaceful and undisturbed possession under the Leases.

     (b) Section 4.19(b) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Significant Subsidiaries (other than the Real Estate Investment Entities) (the "OWNED REAL PROPERTY") as of the date hereof, including the address, and a description suitable to identify the property. The Owned Real Property is the only real property and interests in real property owned by the Company or any of its Significant Subsidiaries that is used primarily in their businesses. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no proceedings in eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company, threatened, relating to or affecting any portion of the Owned Real Property, (ii) the current use of the Owned Real Property does not violate any instrument of record or agreement affecting such Real Property, (iii) there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Owned Real Property that affect such Owned Real Property or the use or occupancy thereof, (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, (v) there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein, (vi) except under a lease or agreement, there are no parties (other than the Company or any of its Significant Subsidiary) in possession of any Owned Real Property and (vi) the Company (or its applicable Significant Subsidiary) has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Owned Real Property. The Leased Property and the Owned Real Property constitute all real property necessary to operate the businesses of the Company and its Significant Subsidiaries as presently conducted.

     4.20. ENVIRONMENTAL. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries complies, and complied at all prior times, with all applicable Environmental Laws, and possess and comply with, and possessed and complied with at all prior times, all applicable Environmental Permits required under such Environmental Laws; (ii) there are no Materials of Environmental Concern or conditions in violation of Environmental Laws at or relating to any Leased Property or Owned Real Property or other facility currently or previously owned, leased, managed or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law;
(iii) neither the Company nor any of its Subsidiaries has received a Claim or, to the Knowledge of the Company, is there any threatened Claim or any written notification alleging that it is liable under any Environmental Law, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) none of the Company and its Subsidiaries has assumed any liability under any Environmental Law by contract or, to the Knowledge of the Company, by operation of Law.

     4.21. INSURANCE. The Company maintains insurance coverage in such amounts and covering such risks as is generally in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and its Subsidiaries, and has made available to Acquiror true and correct copies of all insurance policies involving general errors and omissions, directors and officers coverage or environmental liabilities of the Company or any of its Subsidiaries in effect on the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of such insurance as to which coverage has been questioned, denied or disputed by the underwriters of such insurance. All premiums payable prior to the date of this Agreement under all such insurance have been paid and the Company and each of its Subsidiaries is in all material respects in compliance with the terms of such insurance.

     4.22. AFFILIATE TRANSACTIONS. Except (i) as expressly disclosed in the Company SEC Documents, (ii) for any expense reimbursements and advances in the ordinary course of business consistent with past practice, (iii) for any Participation Interests identified in the Summary of Grants, (iv) for any employment or consulting agreement identified in the Company Disclosure Schedule, (v) for any benefits pursuant to a Company Plan, (vi) for transactions with any non-employee member of the Company's Board of Directors or his or her Affiliates in the ordinary course of business consistent with past practice or
(vii) for any other contract, commitment, agreement, arrangement or other transaction identified in the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions with more than $100,000 of obligations, commitments or payments remaining as of the date hereof between the Company or any Company Subsidiary, on the one hand, and any
(x) officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (y) record or beneficial owner of five percent or more of any class or series of voting securities of the Company or (z) Affiliate of any such officer, director, family member or beneficial owner, on the other hand.

     4.23. REQUIRED VOTE; BOARD APPROVAL; STATE TAKEOVER STATUTES.

     (a) The only vote required of the holders of any class or series of the Company's Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby is the approval of a majority of the outstanding Company Shares (the "COMPANY STOCKHOLDER APPROVAL"). For the avoidance of doubt and without limiting the generality of the foregoing, no vote of the holders of any other class or series of the Company's Equity Interests is required under Article EIGHTH of the Company Charter to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby.

     (b) On or prior to the date hereof, the Company's Board of Directors and the Special Committee have (i) determined that this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Company and the Company Stockholders,
(ii) approved this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend to the Company Stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof. Such approvals by the Company's Board of Directors and the Special Committee are sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger and any of such other transactions contemplated hereby or thereby, the restrictions on "business combinations" set forth in Section 203 of the DGCL. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby and no provision of the Company Charter or the Company's by-laws or similar governing or organizational instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent, as a result of the Merger or otherwise.

     4.24. INFORMATION TO BE SUPPLIED. The Proxy Statement will not contain, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Holding or its Affiliates in writing specifically for inclusion or incorporation by reference therein.

     4.25. NO KNOWLEDGE OF BREACH. The Company has no Knowledge as of the date hereof (and without giving effect to Section 6.5) of any breaches of the representations or warranties contained in Article 5 hereof such that the condition in Section 9.2(a)(ii) would not be satisfied.

     4.26. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                          HOLDING, PARENT AND ACQUIROR

     Except as disclosed in the Holding, Parent and Acquiror Disclosure Schedule attached hereto, Holding, Parent and Acquiror, jointly and severally, represent and warrant to the Company that:

     5.1. CORPORATE EXISTENCE AND POWER. Each of Holding, Parent and Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. Each of Holding, Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Holding, Parent and Acquiror of this Agreement and the consummation by each of Holding, Parent and Acquiror of the Merger and the other transactions contemplated hereby are within the corporate powers of each of Holding, Parent and Acquiror and have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Holding, Parent or Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holding, Parent and Acquiror and assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Holding, Parent and Acquiror, enforceable in accordance with its terms.

     5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Holding, Parent and Acquiror of this Agreement and the consummation by Holding, Parent and Acquiror of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity by Holding, Parent or Acquiror other than (a) those set forth in clauses (a) through (d) of
Section 4.3 and (b) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not prevent or materially impair the ability of Holding, Parent or Acquiror to consummate the Merger or the other transactions contemplated by this Agreement.

     5.4. NON-CONTRAVENTION. The execution, delivery and performance by Holding, Parent and Acquiror of this Agreement and the consummation by Holding, Parent and Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of any of Holding, Parent or Acquiror, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with, or constitute a violation of, any provision of Law, binding upon or applicable to any of Holding, Parent and Acquiror or by which any of their respective properties or assets is bound or affected, (c) constitute a breach or default under (or an event that with notice or lapse of time or both could reasonably become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, joint venture, limited liability or partnership agreement or other instrument binding upon, any of Holding, Parent or Acquiror or their respective properties or assets, or (d) result in the creation or imposition of any Lien (except as contemplated by the Commitment Letter) on any asset of any of Holding, Parent or Acquiror other than, in the case of clauses (b), (c) and
(d) taken together, any such items that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.5. PARENT SEC DOCUMENTS.

     (a) Parent and Holding have filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since July 20, 2001.

     (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

     (c) No Parent SEC Document filed since July 20, 2001 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document, as amended or supplemented, if applicable, filed since July 20, 2001 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (d) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Holding included in the Parent SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of Holding, Parent and their consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (e) Section 5.5 of the Holding, Parent and Acquiror Disclosure Schedule sets forth the unaudited consolidated balance sheet and statement of operations of Holding and its Subsidiaries as of and for the 3-month period ended December 31, 2002 (the "MOST RECENT HOLDING FINANCIAL STATEMENTS"). The financial information included in the Most Recent Holding Financial Statements has been prepared in accordance with GAAP.

     5.6. [RESERVED].

     5.7. FINANCING.

     (a) As of the date of this Agreement, Acquiror has received an executed commitment letter dated as of February 17, 2003 (the "COMMITMENT LETTER") from Credit Suisse First Boston ("CSFB"), pursuant to which CSFB has committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of financing set forth in the Commitment Letter (the "FINANCING"), to complete the transactions contemplated hereby. A true and complete copy of the Commitment Letter has been previously provided to the Company. Acquiror has fully paid any and all commitment fees or other fees required by such Commitment letter to be paid as of the date hereof (and will duly pay any such fees that become due after the date hereof). The Commitment Letter is valid and in full force and effect, does not contain any material misrepresentation by Parent (other than those resulting from inaccurate information provided by the Company) and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach thereunder on the part of Holding, Parent or Acquiror. It is the good faith belief of Holding, Parent and Acquiror that the Financing will be obtained.

     (b) Parent has entered into a subscription agreement dated as of February 17, 2003 (the "SUBSCRIPTION AGREEMENT") and a commitment letter dated as of February 17, 2003 (the "BLUM STRATEGIC COMMITMENT LETTER") with certain existing stockholders of Parent named therein (including Affiliates of Blum Capital Partners, L.P.), pursuant to which such stockholders (or their assignees or designees) have committed, subject to the terms and conditions set forth therein, to provide to Parent not less than $100 million and up to $145 million of financing to complete the transactions contemplated hereby and satisfy the financing conditions set forth in clauses (a) and (d) of the section of Exhibit A of the Commitment Letter titled "Acquisition" (collectively, the "ADDITIONAL FINANCING"). A true and complete copy of each of the Subscription Agreement and the Blum Strategic Commitment Letter has been previously provided to the Company. Each of the Subscription Agreement and the Blum Strategic Commitment Letter is valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach thereunder on the part of Holding, Parent or Acquiror. It is the good faith belief of Holding, Parent and Acquiror that the Additional Financing will be obtained.

     (c) As of the date of this Agreement, there are no outstanding Revolving Loans (as defined in the Parent Credit Agreement) and approximately $1.3 million of L/C Exposure (as defined in the Parent Credit Agreement) under the Parent Credit Agreement.

     (d) Assuming that the information provided by the Company to Parent in writing (including in electronic format) with respect to the Company's and its Subsidiaries' historical costs is true and correct in all respects material to this representation and warranty and was derived from the books and records of the Company and its Subsidiaries, the aggregate annualized cost savings relating to ongoing operations of the Company and its Subsidiaries and Parent and its Subsidiaries after giving effect to the Merger (as such amount is calculated for purposes of Section 8 of Exhibit D to the Financial Commitment) would equal at least the amount set forth in Section 5.7 of the Holding, Parent and Acquiror Disclosure Schedule.

     5.8. INFORMATION TO BE SUPPLIED. The information supplied or to be supplied by Holding, Parent and Acquiror in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Stockholder Meeting (if any), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Holding, Parent nor Acquiror makes any representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.9. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Holding, Parent and Acquiror do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Holding, Parent or Acquiror to make any representation or warranty relating to Holding, Parent or Acquiror or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Holding, Parent or Acquiror.

     5.10. NO KNOWLEDGE OF BREACH. Each of the Persons set forth on Section 5.10 of the Parent Disclosure Schedule has reviewed Article 4 of this Agreement and the Company Disclosure Schedules (as delivered on the date hereof and without giving effect to Section 6.5) and, based on such review, has no actual knowledge as of the date hereof of any breaches of the representations or warranties contained therein such that the condition in Section 9.3(a)(ii) would not be satisfied.

                                   ARTICLE 6

                            COVENANTS OF THE COMPANY

     The Company agrees as set forth below.

     6.1. COMPANY INTERIM OPERATIONS. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior written consent of Acquiror, from the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall, subject to the other limitations set forth in this Section 6.1, use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Permits that are required for the Company or such Company Subsidiary to carry on its business,
(iii) keep available the services of its present key officers, employees and independent contractors, and (iv) preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Acquiror (such consent not to be unreasonably withheld with respect to the immediately following clauses (e), (g), (i), (k) and (n)), the Company shall not, nor shall it permit any Company Subsidiary, directly or indirectly, to:

     (a) amend the Company Charter, the Company's by-laws or any Company Subsidiary's certificate of incorporation or by-laws (or equivalent organizational or governing documents);

     (b) (i) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary or by the Company to holders of Company Preferred Shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (iii) except with respect to any repurchases entirely for cash of the Company Series A Preferred Shares and Company Series B Preferred Shares for an amount per share that is less than or equal to the Series A Preferred Merger Consideration or the Series B Preferred Merger Consideration, respectively, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

     (c) issue, deliver, sell, exchange, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, any Equity Interests in the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests in the Company or any Company Subsidiary, other than the issuance of Company Shares or, in the case of clause
(iv) only, Equity Interests in any Company Subsidiary pursuant to (i) the exercise of Company Options granted prior to the date hereof, (ii) the exercise of Company Warrants and TOPR Warrants issued prior to the date hereof, (iii) the conversion of, or as a dividend on (if the payment of a dividend in cash would breach or violate the provisions of the Senior Credit Agreement), Company Preferred Shares issued prior to the date hereof (but not the exchange of such Company Preferred Shares pursuant to the Exchange Agreement), (iv) issuance of Company Shares in connection with the vesting of Restricted Shares and (v) issuance of Company Shares under the Company Purchase Plan;

     (d) acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions (i) any Person, any Equity Interests or other securities in any Person, any division or business of any Person or all or substantially all of the assets of any Person or (ii) any interest or investment in real property (except to the extent (A) otherwise obligated pursuant to any binding agreement as of the date hereof, a copy of which has previously been made available to Parent or (B) solely among or between the Company and its Subsidiaries);

     (e) sell, lease, encumber or otherwise dispose of any assets, other than
(i) sales in the ordinary course of business consistent with past practice, (ii) obsolete equipment and property no longer used in the operation of the Company's business, and (iii) assets which do not have a value of more than $100,000 individually or $500,000 in the aggregate;

     (f) (i) (A) incur any indebtedness for borrowed money, except borrowings under the terms of the Senior Credit Agreement, the U.K. Overdraft Facility or, solely to the extent borrowings are then not available under the Senior Credit Agreement, the Senior Subordinated Credit Agreement, in each case to fund working capital in the ordinary course consistent with past practice (provided that no such indebtedness may be incurred with respect to the matters identified as "Prohibited Borrowings" in Section 6.1(f) of the Company Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Company Subsidiary and other than advancements to brokers and other commission based Company Employees or Company Independent Contractors in the ordinary course of business consistent with past practice, or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company or any Company Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this
Section 6.1(f);

     (g) except with the prior written consent of Parent (which will not be unreasonably withheld or delayed) or with respect to Material Contracts that relate solely to capital expenditures that are permitted by Section 6.1(i) hereto, (i) enter into any contract, agreement or arrangement that if entered into prior to the date hereof would be a Material Contract (except for all revenue producing contracts that would otherwise be included within clause (i) of the definition of Material Contracts and would not otherwise fall within any of clauses (ii) through (xi) of the definition of Material Contracts), (ii) amend or modify in any material respect or terminate any Material Contract (except for all revenue producing contracts that would otherwise be included within clause (i) of the definition of Material Contracts and would not otherwise fall within any of clauses (ii) through (xi) of the definition of Material Contracts) or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

     (h) except as required by applicable Law or the terms of any employment agreement or Company Plan existing as of the date of this Agreement, (i) unless provided for in the 2003 Budget, increase the compensation (including, without limitation, commission rates) or benefits of any present or former director, officer or employee of the Company or any Company Subsidiaries, (ii) pay a bonus, whether accrued or unaccrued, to any present or former director, officer or employee of the Company or any Company Subsidiaries, (iii) grant, or alter the terms of, any severance or termination pay or benefits to any present or former director, officer or employee of the Company or its Subsidiaries, (iv) loan or advance any money or other property to any present or former director, officer or employee of the Company or any Company Subsidiaries, other than advancements to brokers and other commission based Company Employees or Company Independent Contractors in the ordinary course of business consistent with past practice, (v) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (vi) grant any equity or equity-based awards, other than in the ordinary course consistent with past practice, (vii) enter into any employment, consulting, independent contractor or similar agreement, or amend, supplement or modify the terms of any such existing agreements, (viii) hire, or offer to hire, any new employee or enter into any new independent contractor relationship, or agree to enter into any new independent contractor relationship (except (A) to replace employees or independent contractors departing after the date hereof or that have departed prior to the date hereof but have not yet been replaced, provided that the compensation and benefits offered to such replacement do not materially exceed that of the replaced employee or independent contractor, (B) for new employees who have aggregate pre-tax compensation (including bonuses and commissions of no greater than $200,000 per year, (C) with respect to offers of employment that are outstanding as of the date hereof, (D) for ordinary course hiring of brokers consistent with past practice in connection with the residential brokerage business of the Company and its Subsidiaries or (E) employees assigned to properties managed by the Company or any of its Subsidiaries for which the compensation and benefits of such employees are fully reimbursed to the Company and its Subsidiaries) or (ix) terminate any employee or independent contractor of the Company or its Subsidiaries other than in writing;

     (i) except (x) as set forth on the 2003 Budget set forth in Section 6.1(i) of the Company Disclosure Schedule (the "2003 BUDGET") and (y) for authorization of ordinary course capital expenditures by Real Estate Investment Entities (other than with respect to the matters identified as "Prohibited Expenditures" in Section 6.1(f) of the Company Disclosure Schedule), authorize or make any single capital expenditure in excess of $50,000 or aggregate capital expenditures of the Company and the Company Subsidiaries, taken together, in excess of $250,000;

     (j) change the Company's methods of accounting in effect at December 31, 2001, except as required by changes in GAAP or by Regulation S-X of the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof, as concurred in by its independent public accountants;

     (k) (i) except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries) with respect to a Claim that is being settled by such insurance company, settle, pay, compromise or discharge any Claim that is in excess of $250,000 or is otherwise material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement, the Asset Agreements, the Voting Agreements, the Confidentiality Agreement and the No-Raid Agreement;

     (l) other than in the ordinary course of business consistent with past practice, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

     (m) open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

     (n) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries;

     (o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

     (p) willfully take any action that would result in a material breach of any provision of this Agreement or the inability of the Company to satisfy the conditions precedent set forth in Section 9.3(a) hereto;

     (q) except for (i) expense reimbursements and advances in the ordinary course of business consistent with past practice, (ii) revenue producing agreements entered into with Real Estate Investment Entities in the ordinary course of business consistent with past practice having terms consistent with past practice and (iii) transactions with any non-employee member of the Company's Board of Directors or his or her Affiliates in the ordinary course of business consistent with past practice, enter into any contract, commitment or agreement with any Affiliate of the Company or its Subsidiaries or any of their immediate family members (including their spouses);

     (r) except as specifically contemplated by this Agreement and the Company Disclosure Schedules (without giving effect to Section 6.5), enter into any agreement not in existence as of the date hereof that would provide for the making of any payment or result in any adverse change in rights or obligations of the Company and its Subsidiaries as a result of the Merger, the Financing or the Additional Financing; and

     (s) authorize, agree or commit, verbally or in writing, to do any of the foregoing.

provided, however that the conduct of business by each of Insignia Opportunity Trust and Insignia Opportunity Partners, L.P. (collectively, "IOP") and Insignia Opportunity Partners II, L.P. ("IOP II") shall not be subject to the foregoing clauses (a) through (s) to the extent such conduct is in the ordinary course of business consistent with past practice; provided, further that the conduct of business of Octane Ventures, LLC shall not be subject to the foregoing clauses
(a) through (s).

     6.2. STOCKHOLDER MEETING. Subject to Section 6.3 hereto, the Company shall cause a meeting of its Stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as promptly as reasonably practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval. Subject to
Section 6.3 hereto, the Company's Board of Directors and the Special Committee shall recommend approval and adoption by the Company Stockholders of this Agreement and the transactions contemplated hereby, including the Merger (the "COMPANY RECOMMENDATION"), and the Company shall take all other reasonable lawful action to solicit and secure the Company Stockholder Approval. Subject to
Section 6.3 hereto, the Company Recommendation, together with a copy of the opinion referred to in Section 4.16(b), shall be included in the Proxy Statement. Parent and Acquiror or their agents shall have the right to solicit from the Company Stockholders proxies in favor of adoption of this Agreement and the transactions contemplated hereby.

     6.3. ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

     (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate or otherwise knowingly encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of the Company's equity securities to the extent such waiver or release would permit the other party or parties to such agreement to actually acquire such securities or approve any matter for purposes of Section 203 of the DGCL with respect to any Third Party (for the avoidance of doubt, a waiver or release under such agreement that solely permits a proposal or offer, including, without limitation, an Acquisition Proposal, would not violate this clause (iii)) or (iv) enter into any agreement with respect to any Acquisition Proposal; provided, however, that if the Company receives an unsolicited Acquisition Proposal from a Third Party that the Company's Board of Directors or the Special Committee determines in good faith is or could reasonably be expected to lead to the delivery of a Superior Proposal from that Third Party, the Company may, subject to compliance with all the other provisions of this Section 6.3, furnish information to and engage in discussions and negotiations with such Third Party with respect to its Acquisition Proposal ("PERMITTED ACTIONS") if and only to the extent that, the Board of Directors or the Special Committee, by majority vote, concludes in good faith, after consultation with outside financial advisors and legal advisors, that, as a result of such Acquisition Proposal, such Permitted Action is necessary for the Board of Directors or the Special Committee to act in a manner consistent with their respective fiduciary duties under applicable Law. The Board of Directors of the Company or the Special Committee shall provide Acquiror with prompt notice (but in no event later than the next day) of its engaging in any Permitted Actions.

     (b) Except as permitted by this Section 6.3(b), neither the Board of Directors of the Company nor the Special Committee or any other committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Acquiror, the Company Recommendation (it being understood and agreed that a communication by the Board of Directors of the Company to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the Company Stockholders in connection with the making or amendment of a tender offer or exchange offer by any Person other than the Company or any Company Subsidiary, shall not be deemed to constitute a withdrawal, modification, amendment, condition or qualification of the Company Recommendation for purposes of this Section 6.3). Notwithstanding the foregoing, the Board of Directors of the Company or the Special Committee may withdraw or modify the Company Recommendation in a manner adverse to Acquiror if (i) the Company has complied in all material respects with this Section 6.3, (ii) the Company shall have notified Parent at least two Business Days in advance of its intention to effect such withdrawal or modification of the Company Recommendation and (iii) the Board of Directors or the Special Committee, by majority vote, concludes in good faith, after consultation with outside financial advisors and legal advisors, that such withdrawal or modification is necessary for the Board of Directors or the Special Committee to act in a manner consistent with their respective fiduciary duties under applicable Law.

     (c) Unless the Company's Board of Directors or the Special Committee has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with this Section 6.3, neither the Company's Board of Directors nor the Special Committee or any other committee thereof shall recommend any Acquisition Proposal to the Company Stockholders. Nothing contained in this Section 6.3 or elsewhere in this Agreement shall (i) prevent the Company's Board of Directors or the Special Committee from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Law or (ii) prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of the Company, or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal to the extent such information, facts, identity or terms are required to be disclosed under applicable Law.

     (d) Notwithstanding anything in this Section 6.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company or the Special Committee may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this
Section 6.3, cause the Company to terminate this Agreement pursuant to Section 10.1(c)(ii) and concurrently enter into an agreement regarding such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(c)(ii), and any purported termination pursuant to
Section 10.1(c)(ii) shall be void and of no force or effect (and the Company may not enter into such agreement regarding such Superior Proposal), unless the Company shall have complied in all material respects with all the provisions of this Section 6.3, including the notification provisions in this Section 6.3, and with all applicable requirements of Sections 10.2(b) (including the payment of the Termination Fee (as defined in Section 10.2(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii) until after the second Business Day following Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") from the Company advising Parent that the Board of Directors of the Company or the Special Committee has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company or the Special Committee intends to exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a "MODIFIED SUPERIOR PROPOSAL") shall require a new Notice of Superior Proposal and a new two Business Day period with respect to such Modified Superior Proposal).

     (e) The Company shall notify Acquiror promptly (but in no event later than the next Business Day) after receipt by the Company of any Acquisition Proposal or any request for information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary or any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors or the Special Committee of the Company or such Company Subsidiary that it is considering making, an Acquisition Proposal; provided, however, that prior to participating in any discussions or negotiations or furnishing any such information, the Company shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to the Company than the Confidentiality Agreement, dated as of October 14, 2002 (the "CONFIDENTIALITY AGREEMENT"), between Holding and the Company. The notice shall indicate the material terms and conditions of the proposal or request and the identity of the Person making it, and the Company will promptly notify Acquiror of any material modification of or material amendment to any Acquisition Proposal (and the terms of such modification or amendment); provided, however, that, without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment. The Company shall keep Acquiror informed, on a reasonably current basis, of the status of any negotiations, discussions and documents with respect to such Acquisition Proposal or request.

     (f) The Company shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing and shall request any such parties in possession of confidential information about the Company or any Company Subsidiary that was furnished by or on behalf of the Company or any such Subsidiary to return or destroy all such information in the possession of any such party or the agent or advisor of any such party.

     6.4. FRENCH WARRANTS. The Company shall, or shall cause its Subsidiaries to, exercise any call rights or other rights the Company or such Subsidiaries have to purchase or acquire the outstanding Warrants (solely for purposes of this Section 6.4, as defined in the Share Purchase Agreement, dated November 30, 2001, among the Company, Insignia France SARL, Jean Claude Bourdais and the other parties thereto) for cash or, solely to the extent payment in cash would breach or violate the provisions of the Senior Credit Agreement, Company Shares.

     6.5. SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE. Subject to the provisions of the following sentence, the Company shall have the right to make additions (each such addition, a "SUPPLEMENTAL EXCEPTION") to the Company Disclosure Schedule by delivering a single supplement thereto (the "SUPPLEMENTAL DISCLOSURE SCHEDULE"), which Supplemental Disclosure Schedule must be delivered to Parent no later than eleven (11) Business Days after the date hereof and may contain Supplemental Exceptions solely with respect to the following provisions of Article 4 (it being understood that any disclosure provided in the Supplemental Disclosure Schedule will be deemed to apply solely to the following Sections of Article 4 (and not any other Sections of Article 4) notwithstanding anything to the contrary in the Company Disclosure Schedule or the Supplemental Disclosure Schedule): the second sentence of Section 4.1, Section 4.4(b), Section 4.4(c),
Section 4.6(a), Section 4.6(c), Section 4.7(f), Section 4.9, Section 4.11,
Section 4.12 (excluding the last sentence of Section 4.12(g)), Section 4.13,
Section 4.14, Section 4.15, Section 4.17, Section 4.18 (excluding the last sentence of Section 4.18 (b)), Section 4.19, Section 4.20, Section 4.21 and
Section 4.22. With respect to the Supplemental Disclosure Schedule, (i) each Supplemental Exception included in the Supplemental Disclosure Schedule must be a fact, event, circumstance or other matter that existed as of the date hereof, and the Supplemental Disclosure Schedule cannot include any facts, events, circumstances or other matters arising only after the date of this Agreement,
(ii) each Supplemental Exception can refer only to specific facts, events, circumstances or other matters (e.g. identification of a contract by date and names of the parties thereto), and the Supplemental Disclosure Schedule cannot include general statements or exceptions (e.g. references to general categories of contracts), (iii) the Supplemental Disclosure Schedule cannot include any agreement, contract or transaction to which any Person named in the definition of "Knowledge" is a party and (iv) each Supplemental Disclosure must contain only such information as the Company in good faith believes is required to be included on the Company Disclosure Schedule. Copies of all documents referred to in any Supplemental Disclosure Schedule must be made available to Parent on or prior to the date of delivery of such Supplemental Disclosure Schedule. In addition, the Company agrees to deliver promptly (but in no event later than two Business Days after a request by Parent) to Parent all information reasonably requested by Parent relating to any Supplemental Exceptions disclosed in the Supplemental Disclosure Schedule. In the event the Supplemental Exceptions included in the Supplemental Disclosure Schedule could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, then Parent shall have the right to terminate this Agreement no later than five (5) Business Days after receipt of the Supplemental Disclosure Schedule, or, if later, two (2) Business Days after receipt by Parent of the documents and information referred to in the two immediately preceding sentences but in no event later than ten (10) Business Days after delivery of the Supplemental Disclosure Schedule. All Supplemental Exceptions included in the Supplemental Disclosure Schedule in accordance with this Section 6.5 will be deemed to have been included in the Company Disclosure Schedule from and after the date of this Agreement.

6.6. PRE-CLOSING TERMINATIONS. No later than 30 days prior to the Closing Date Parent will deliver to the Company a list of all employees and independent contractors that Parent wishes to have terminated prior to the Closing (the "SECTION 6.6 LIST"). After the satisfaction or waiver of all conditions precedent set forth in Article 9 but prior to the Closing, subject to compliance with applicable Law, the Company shall, and shall cause all of its Subsidiaries to, terminate (effective prior to the Closing) the employment or independent contractor relations, as applicable, of all employees and independent contractors listed on the Section 6.6 List.

                                   ARTICLE 7

                    COVENANTS OF HOLDING, PARENT AND ACQUIROR

     Each of Holding, Parent and Acquiror agrees as set forth below.

     7.1. DIRECTOR AND OFFICER LIABILITY.

     (a) Holding, Parent, Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt on or prior to the Effective Time, in its certificate of incorporation and by-laws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company's certificate of incorporation and by-laws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years and one
(1) month after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Company Subsidiary or are otherwise entitled to the benefit of such provisions, unless such modification is required after the Effective Time by applicable Law.

     (b) To the fullest extent permitted under applicable Law, commencing at the Effective Time and continuing for six (6) years (or for such longer period provided for in any applicable statute of limitations) and one (1) month thereafter, Parent or the Surviving Corporation shall, and if Parent and the Surviving Corporation do not promptly do so, Holding shall, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company and each Company Subsidiary and their respective estates, heirs, personal representatives, successors and assigns (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Claim (whether asserted prior to, at or after, the Effective Time) arising out of or pertaining to any action or omission in their capacity as director or officer of the Company or any Company Subsidiary or their serving at the request of the Company or any Company Subsidiary as director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in the event any Claim or Claims for indemnification are made within such six-year (or within such longer period provided for in any applicable statute of limitations) and one-month period, all rights to indemnification in respect of any such Claim or Claims shall continue until the final disposition of any and all such Claims. Without limiting the foregoing, in the event of any Claim, (i) Parent or the Surviving Corporation shall, and if Parent and the Surviving Corporation do not promptly do so, Holding shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing and pay the reasonable fees and expenses of counsel selected by each Indemnified Party, promptly after statements therefor are received, provided that the Indemnified Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified Party is not entitled to indemnification, and (y) vigorously assist each Indemnified Party in such defense, and (ii) subject to the terms of this Section 7.1, Holding, Parent and the Surviving Corporation shall cooperate in the defense of any matter. If any Claim is commenced as to which an Indemnified Party desires to receive indemnification, such Indemnified Party shall notify the Surviving Corporation with reasonable promptness; provided, however, that failure to give reasonably prompt notice to the Surviving Corporation shall not affect the indemnification obligations of Holding, Parent or the Surviving Corporation hereunder except to the extent that the failure to so notify has prejudiced the Surviving Corporation in such Claim. The Indemnified Party shall have the right to retain counsel of such Indemnified Party's own choice to represent such person; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Holding, Parent and the Surviving Corporation and any counsel designated by any of Holding, Parent or the Surviving Corporation. Holding, Parent and the Surviving Corporation shall be liable only for any settlement of any Claim against an Indemnified Party made with Parent or the Surviving Corporation written consent. Holding, Parent and the Surviving Corporation shall not, without the prior written consent of an Indemnified Party, settle or compromise any Claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Party of an unconditional release from all liability in respect of such claim.

     (c) For six (6) years and one (1) month from the Effective Time, the Surviving Corporation shall, and Holding and Parent shall cause the Surviving Corporation to, provide to the present and former directors and officers of the Company and each Company Subsidiary liability and fiduciary liability insurance protection with the same coverage and in the same amount, and on terms no less favorable to the directors and officers than that provided by the Company's directors' and officers' liability insurance policies in effect on the date hereof and listed on Section 7.1(c) of the Company Disclosure Schedule; provided, however, that the

Surviving Corporation shall not be obligated to make premium payments for such insurance to the extent such annual premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the premiums with respect to such insurance exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 300% of the annual premiums paid by the Company as of the date hereof.

     (d) All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby) shall survive the Merger and continue in full force and effect.

     (e) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Holding, Parent and the Surviving Corporation and their respective successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

     (f) If Holding, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holding, Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1.

     (g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

     7.2. EMPLOYEE BENEFITS.

     (a) The Surviving Corporation shall, and Holding and Parent shall cause the Surviving Corporation to, provide to individuals who are employees of the Company and each Company Subsidiary immediately prior to the Effective Time and who subsequently become employees of the Surviving Corporation (the "CONTINUING EMPLOYEES"), with employee benefits that, in the aggregate, are substantially equivalent to the employee benefits provided by Parent or its Subsidiaries to their own similarly situated current employees.

     (b) For purposes of determining eligibility to participate and the vesting of benefits under plans maintained or contributed to by Holding, Parent or its Subsidiaries for the benefit of the Continuing Employees and for each of the Persons set forth in Section 7.2 of the Company Disclosure Schedule (the "PURCHASER PLANS"), including, but not limited to, any pension, severance, 401(k), vacation and sick pay plan, and for purposes of calculating benefits under any severance, sick leave or vacation plans, Holding, Parent or its Subsidiaries shall give credit for years of service with the Company, as if they were years of service with Holding, Parent or its Subsidiaries. Holding, Parent and its Subsidiaries shall recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. Holding, Parent and its Subsidiaries shall also give the Continuing Employees and such Persons set forth in Section 7.2 of the Company Disclosure Schedule credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by Holding, Parent or any of its Subsidiaries.

     (c) Effective as of the day immediately preceding the Effective Date, the Company shall terminate the Insignia Financial Group, Inc. 401(k) Retirement Savings Plan and any other 401(k) plan(s) that Company or its Affiliates sponsor for the benefit of Company Employees (the "COMPANY 401(K) PLANS"), subject to and conditioned upon the occurrence of the Effective Time, unless Parent provides notice to the Company at least 15 days prior to the Effective Time that the Company 401(k) Plans shall not be terminated. The Parent shall receive from the Company evidence that the Company 401(k) Plans have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of such resolution shall be subject to review and approval of the Parent, which approval shall not be unreasonably withheld). Notwithstanding anything herein to the contrary, as promptly as possible following the Effective Time, the Parent shall permit Continuing Employees to participate in a tax-qualified defined contribution plan established or maintained by the Parent or its Affiliate (the "PARENT 401(K) PLAN") and, to the extent permitted by the Parent 401(k) Plan, to rollover (whether by direct or indirect rollover, as selected by such participant) his or her "eligible rollover distribution" (as defined under
Section 402(c)(4) of the Code) from the Company 401(k) Plans. No loan shall be placed into default or declared in default, and the Parent shall consider, in good faith, permitting participants in the Company 401(k) Plans to transfer his or her account balance under the Company 401(k) Plans, together with the promissory note evidencing the plan loan and the applicable loan documentation, to the Parent 401(k) Plan through a direct rollover. In such case, the loan shall be assumed and continued by the Parent 401(k) Plan in a manner substantially similar to the Company 401(k) Plans.

     7.3. CONDUCT OF HOLDING, PARENT AND ACQUIROR. Holding and Parent each will, and will take all action necessary to cause Acquiror to, perform its obligations under this Agreement to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

     7.4. TRANSFER TAXES AND OTHER TAX MATTERS.

     (a) The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding all state, local and foreign real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("TRANSFER TAXES") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Effective Time. All Transfer Taxes (including any interest or penalties with respect thereto) attributable to the Merger shall be timely paid by Holding, Parent, Acquiror or the Surviving Corporation.

     (b) Any liability arising out of New York State or New York City Real Property Transfer Taxes with respect to interests in real property owned, directly or indirectly, by the Company or any of its Subsidiaries immediately prior to the Effective Time, if applicable and due in connection with the Merger, shall be borne by Holding, Parent or the Surviving Corporation and expressly shall not be a liability of the Company Stockholders.

     (c) If legislation is enacted prior to the Effective Time that the Company and Parent in good faith mutually agree reduces or eliminates the federal income tax on dividend income that would be payable by U.S. individuals as a result of a cash dividend on the Common Shares, then the Company shall have the right to declare a cash dividend on the Common Shares prior to the Effective Time if the distribution of such dividend would result in tax savings to holders of the Common Shares. If such a dividend is declared, the Common Merger Consideration shall be reduced by the amount of such dividend per share. Notwithstanding the foregoing, no dividend shall be declared under this Section 7.4(c) if, in the good faith judgment of Parent, the payment of the dividend and the related reduction of the Common Merger Consideration increases the aggregate cost of the transactions contemplated by this Agreement to Acquiror or otherwise adversely affects Acquiror or its direct or indirect stockholders.

     7.5. FINANCING ARRANGEMENTS.

     (a) Holding and Parent each hereby agrees to use commercially reasonable efforts to arrange and obtain the Financing on the terms set forth in the Commitment Letter and the Additional Financing on the terms set forth in the Subscription Agreement and the Blum Strategic Commitment Letter. Holding and Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing and the Additional Financing, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter, the Subscription Agreement or the Blum Strategic Commitment Letter without the prior written consent of the Company. Holding and Parent will be under no obligation under any circumstances to obtain more than $100.0 million (plus the amount, if any, required by the Blum Strategic Commitment Letter) of equity financing for the Merger and related matters. In the event that Holding or Parent is unable to obtain the Financing or the Additional Financing, Holding and Parent shall use commercially reasonable efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Holding and Parent than those contained in the Commitment Letter or the Subscription Agreement and Blum Strategic Commitment Letter, as the case may be.

     (b) Each of Holding, Parent and Acquiror agrees that it will not take any action, and it will not permit any of its Subsidiaries to take any action, that would violate clause (e) of the eighth paragraph of the Commitment Letter.

     7.6. CERTAIN EXISTING OBLIGATIONS.

     (a) Parent shall, and shall cause the Surviving Corporation to, honor all the obligations of the Company under the employment agreements and indemnification agreements listed in Section 7.6 of the Company Disclosure Schedule.

     (b) Holding, Parent and Acquiror acknowledge that certain employees of and consultants to (and former employees of and consultants to) the Company or one or more of its Subsidiaries (and assignees of such employees and consultants) (each, a "COVERED PARTICIPANT") (i) own direct Equity Interests in, or are assignees of economic interests associated with direct Equity Interests in, the Covered Entities (as defined below) and/or (ii) are the beneficiaries of contractual grants pursuant to letter agreements of rights to certain proceeds received by certain Subsidiaries of the Company that own direct or indirect Equity Interests in or hold debt obligations of one or more Real Estate Investment Entities (the interests of the Covered Participants described in the foregoing clauses (i) and (ii) that exist as of the date of this Agreement, a summary of which has been provided to Parent, as well as any such additional interests that may be granted or issued as permitted by Section 6.1 of this Agreement, are collectively referred to herein as "PARTICIPATION INTERESTS"). As soon as reasonably practicable after the date hereof, but no later than immediately prior to the Closing, the Company shall, if and to the extent applicable, cause the relevant governing and organizational documents of each Relevant Subsidiary that is a Covered Entity to be amended to provide that, effective upon the Closing: (x) the Relevant Subsidiary that is a Covered Entity may not voluntarily sell, transfer or otherwise dispose of any material assets directly held by it (it being understood this will not restrict the sale or other disposition of the underlying Real Estate Asset(s) held by the applicable Real Estate Investment Entity, nor will it prevent the direct or indirect sale of any Equity Interest in the Relevant Subsidiary that is a Covered Entity) without the approval of at least one-third in interest of the Covered Participants who directly or indirectly own Equity Interests in such Covered Entity; and (y) such provisions may not be amended without the approval of at least one-third in interest of the Covered Participants who own Equity Interests in such Relevant Subsidiary that is a Covered Entity. In addition, Holding, Parent and Acquirer hereby expressly acknowledge the validity and existence of the obligations of the Surviving Corporation and its Subsidiaries with respect to the Participation Interests, and agree to cause the Surviving Corporation and its Subsidiaries (or any successor thereto that is a Subsidiary of Holding, Parent or the Surviving Corporation) to use all commercially reasonable efforts to provide for the Participation Interests to be cashed out only when the underlying Real Estate Asset(s) are sold (rather than on a sale by the Company or its Subsidiary of its interest in a Real Estate Investment Entity or a Relevant Subsidiary). The holders of Participation Interests are express, intended third party beneficiaries of this Section 7.6(b). "COVERED ENTITY" means any Subsidiary of the Company (i) that owns a direct or indirect Equity Interest in or holds a debt obligation of a Real Estate Investment Entity, and
(ii) in which one or more employees of or consultants to (or former employees of or consultants to) the Company or any of its Subsidiaries (or an assignee of any such employee or consultant) holds an Equity Interest (either directly or pursuant to an assignment of an economic interest by a direct holder of an Equity Interest in such Subsidiary), and (iii) in which the direct or indirect holders of Equity Interests do not include any Person other than (x) the Company or a Subsidiary of the Company or (y) an employee of or consultant to (or former employee of or consultant to) the Company or any of its Subsidiaries (or an assignee of any such employee or consultant).

                                   ARTICLE 8

             COVENANTS OF HOLDING, PARENT, ACQUIROR AND THE COMPANY

     The parties hereto agree as set forth below.

     8.1. EFFORTS AND ASSISTANCE.

     (a) Subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, estoppels, authorizations, Permits or orders from all Governmental Entities or other Third Parties. The Company, Holding, Parent and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Holding, Parent, Acquiror and the Company shall have the right to review in advance and comment thereon, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger.

     (b) Each of the Company, Holding and Parent shall make, and shall cause their respective ultimate parents, if any, to make, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly and shall promptly respond to any request for additional information pursuant to the HSR Act and supply such information. In addition, the Company, Holding and Parent shall each promptly make any other filing that is required under any Non-U.S. Competition Law and shall promptly respond to any request for additional information pursuant to such Non-U.S. Competition Law and supply such information. Holding, Parent, Acquiror and the Company shall each use their commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust, trade, competition or takeover Laws of any Governmental Entity, and neither the Company nor any Company Subsidiary shall agree to do any of the actions set forth in the foregoing clause without the prior written consent of Acquiror. Holding, Parent and Acquiror shall reasonably consult with the Company and, subject to being permitted to do so by the Governmental Entity, the Company shall have the right to attend and participate in any telephone calls or meetings that Holding, Parent or Acquiror has with any Governmental Entity with regard to this Agreement and the transactions contemplated hereby.

     (c) The Company shall provide, and will cause each Company Subsidiary and their respective officers and employees to provide, all commercially reasonable cooperation in connection with the arrangement and obtaining of the Financing as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Parent, assisting in the preparation of ratings agency presentations, offering memoranda, private placement memoranda and similar documents, meeting with prospective lenders and investors in customary "road show" presentations, executing and delivering commitment and financing letters, underwriting, purchase or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Parent, provided, however that in no event will the Company or any Company Subsidiary be required to enter into any agreement relating to such Financing that could impose any liability on the Company or any Company Subsidiary prior to the Closing. In addition, in conjunction with the obtaining of the Financing, the Company agrees, at the reasonable request of Parent or Acquiror, to call conditionally for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided, however that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Closing.

     (d) Each of Holding, Parent, Acquiror and the Company shall use its best efforts to obtain the consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings set forth on Section 8.1(d) of the Company Disclosure Schedule.

     8.2. PROXY STATEMENT. As soon as practicable and in any event no later than 30 days after execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act. The Company will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Holding, Parent, Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Company Stockholders prior to their being filed with, or sent to, the SEC or mailed to its Stockholders and shall give Acquiror and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Company Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to its Stockholders. Each of the Company, Holding, Parent and Acquiror agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the Stockholders. Each of the Company, Holding, Parent and Acquiror promptly shall correct any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Stockholders, in each case to the extent required by applicable Law.

     8.3. PUBLIC ANNOUNCEMENTS. On the date of the signing of this Agreement, the parties shall issue a joint press release substantially in the form attached hereto as Exhibit B. The parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any other press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable Law or any listing agreement with any national securities exchange.

     8.4. ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS.

     (a) From the date hereof until the Effective Time and subject to applicable Law, the Company and each Company Subsidiary shall, upon reasonable advance notice, (i) give to Parent and Acquiror, their counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records; (ii) furnish or make available to Parent and Acquiror, their counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Parent and Acquiror in connection with such matters. Any access pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law or as otherwise provided in this Agreement, each of Parent and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of the Confidentiality Agreement, provided that Parent and Acquiror will have the right to provide all such information to any potential purchaser in connection with a Real Estate Asset Sale and such potential purchaser's officers, employees, counsel, financial advisors, auditors and other authorized representatives as long as such persons agree to keep such information confidential and agree not to hire or solicit the employees of the Company and its Subsidiaries, in each case in writing reasonably satisfactory to the Company. No access pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide Parent and its Subsidiaries with reasonable access, upon reasonable prior notice to Adam Gilbert, the General Counsel of the Company or any Person designated by him to receive such notices, to employees and consultants of the Company and its Subsidiaries for the purpose of enabling Parent or its Subsidiaries to meet with and make offers of employment or service to one or more of said individuals and to discuss integration and other transition matters with respect to the transactions contemplated hereby; provided, however that the Company shall have the right to have a representative attend each such meeting.

     (b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;
(ii) any failure of the Company or Parent and Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy , any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any event, development or circumstance which has had or would be reasonably likely to result in a Company or Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect (x) the representations, warranties, covenants or agreements of the parties hereto or (y) the remedies available hereunder to the party giving or receiving such notice.

     8.5. FURTHER ASSURANCES. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without the prior written consent of Parent, the Company will not intentionally amend or waive any term or rights it has under the consent letter received from the holder of the Company Preferred Shares. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     8.6. DISPOSITION OF LITIGATION. The Company will consult with Parent with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and, subject to Section 6.3, will resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement. Parent may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement or any Voting Agreement at Parent's sole cost and expense. In addition, subject to Section 6.3, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement.

     8.7. CONFIDENTIALITY AND NO-RAID AGREEMENTS. Subject to Section 10.2(c) hereto, the parties acknowledge that the Company and Holding entered into the Confidentiality Agreement and the No-Raid Agreement, which agreements shall continue in full force and effect in accordance with their respective terms until the earlier of (a) the Effective Time or (b) the expiration of each such agreement according to its terms. Subject to Section 6.3 hereto, without the prior written consent of Acquiror, neither the Company nor any Company Subsidiary will waive or fail to enforce any provision of any confidentiality or similar agreement which the Company or any Company Subsidiary has entered into in connection with any completed or proposed business combination relating to the Company or such Company Subsidiary.

     8.8. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Acquiror evidence satisfactory to Acquiror of the resignation of all directors of the Company, effective at the Effective Time.

     8.9. SALES OF REAL ESTATE INVESTMENT ASSETS.

     (a) From the date of this Agreement through the Closing Date, the Company will have the right, but not the obligation, to market for sale to third parties at or prior to the Closing any or all of the Real Estate Investment Assets. To the extent the Company engages in any such marketing and sales activities, the Board of Directors of the Company will instruct the current President of Insignia Financial Services, Inc. ("IFS") to keep (and to instruct his direct and indirect reports to keep) Parent reasonably informed of such marketing and sale activities (including, without limitation, providing a telephonic update at least once per week regarding such activities), to provide Parent with a reasonable advance review of any agreements regarding the sale of Real Estate Investment Assets (it being understood that such review shall not obligate the Company to accept any comments of Parent with respect to such agreements) and to consider in good faith the views of Parent (it being understood that the obligations under this Section 8.9(a) are limited to requiring the Company's Board of Directors to provide such instruction and do not impose any obligations on the Company as with respect to the current President of IFS or his report(s) or the consequences of their actions or inactions).

     (b) Holding shall have the right to require that, after the satisfaction or waiver of all conditions precedent set forth in Article 9 but at or immediately prior to the Closing, all or any of the Real Estate Investment Assets that have not been sold prior to the Closing Date to be sold and transferred to Holding or one or more of its Subsidiaries for such consideration and in such terms as Holding shall determine, provided that in no event shall any such terms or conditions have any force or effect until immediately prior to the Closing, and provided, further that this Section 8.9(b) shall not obligate the Company or its Subsidiaries to obtain any third party or governmental approval and such sale and transfer shall not be required if the sale or transfer could cause a failure of a condition precedent to this Agreement or if it would violate applicable Law.

     (c) Prior to the Closing, the Company (or its appropriate Subsidiaries) will enter into a definitive agreement to sell on or after the Closing Date the investment set forth in Section 8.9(c) of the Company Disclosure Schedule to a Third Party on such terms as the Company shall be able to sell it, provided that prior to entering into any such agreement the Company will provide Parent with a copy of all agreements relating to such sale and Parent will have two Business Days to approve or reject such terms in writing and provided, further that the Closing may be a condition precedent to the closing of any such agreement. If Parent rejects such terms in writing, then the Company will not enter into such Agreement and all obligations of the Company under this Section 8.9(c) will immediately terminate. The parties acknowledge that the closing of any such sale shall be subject to certain governmental approvals.


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

     8.10. TREATMENT OF NET PROCEEDS. In the event the amount of Net Proceeds Deemed Received by the Company exceeds the Threshold Amount (which Net Proceeds, for the avoidance of doubt, shall not include any contingent rights to future cash payments or any amounts of cash held in escrow) (the amount of Net Proceeds in excess of the Threshold Amount is referred to herein as the "EXCESS NET PROCEEDS AMOUNT"), each of Holding, Parent, Acquiror and the Company shall increase the Common Merger Consideration such that the additional amounts payable to holders of the Company Shares pursuant to Section 3.3 hereto (assuming (a) no Common Shares are held by any of Holding, Parent, Acquiror or any wholly-owned Company Subsidiary and (b) no Dissenting Shares), holders of Company Options pursuant to Section 3.7 hereto (assuming all Company Options are terminated thereunder) and holders of Company Warrants (assuming all Company Warrants are canceled thereunder), in the aggregate, shall equal the Excess Net Proceeds Amount; provided, however that in no event shall the Common Merger Consideration exceed $12.00 per share, subject to adjustment as contemplated by
Section 7.4(c). Each of Holding, Parent and Acquiror agree to take all necessary actions to effect the provisions of the immediately foregoing sentence, if applicable.

     8.11. 401(K) RESTORATION PLAN. The Company shall, and Holding and Parent shall cause the Surviving Corporation to, pay to each participant in the Company's 401(k) Restoration Plan (the "RESTORATION PLAN") whose employment with the Company terminates the amount owing to him under the Restoration Plan as of the date of termination. Such payment shall be made in accordance with the terms of the Restoration Plan.

                                   ARTICLE 9

                              CONDITIONS TO MERGER

     9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) the Company Stockholder Approval shall have been obtained;

     (b) any applicable waiting period or required approval under the HSR Act, Non-U.S. Competition Law or any other similar applicable Law required prior to the completion of the Merger shall have expired or been earlier terminated or received; and

     (c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law, decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated.

     9.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:


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

     (a) (i) each of Holding, Parent and Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Holding, Parent and Acquiror contained in this Agreement that are qualified by reference to a Parent Material Adverse Effect or materiality shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), and (B) all other representations and warranties of Holding, Parent and Acquiror shall have been true and correct when made and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), except such representations and warranties of Holding, Parent and Acquiror which if incorrect would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Holding, Parent and Acquiror to the foregoing effect.

     9.3. CONDITIONS TO THE OBLIGATIONS OF HOLDING, PARENT AND ACQUIROR. The obligations of Holding, Parent and Acquiror to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent waived in writing by Parent or any disposition of assets after the date of this Agreement that is permitted pursuant to this Agreement (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect or materiality shall be true and correct when made (subject to Section 6.5) and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time),
(B) the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 4.6(b), 4.16, 4.22 and 4.23 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects when made (subject to Section 6.5) and at and as of the Effective Time, as if made at and as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the time of the Effective Time, as if made as of such time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), except for such failures to be true or correct that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however that even if a condition set forth in clause (A), (B) or (C) of clause (ii) is not satisfied, the condition to the obligations of Holdings, Parent and Acquiror to consummate the Merger contained in clause (ii) shall be deemed satisfied if the aggregate Damages to Holding, Parent, the Surviving Corporation and/or the Company Subsidiaries from all breaches of representations and warranties (after giving effect to Section 6.5 but without giving effect to any Material Adverse Effect or materiality qualifications but excluding any breach that is waived in writing by Parent and any disposition of assets after the date of this Agreement that is permitted pursuant to this Agreement) would not be reasonably likely to exceed, individually or in the aggregate, $20 million, and (iii) Acquiror shall have received a certificate signed by the Chief

Executive Officer or Chief Financial Officer of the Company to the foregoing effect. The $20 million threshold contained in clause (ii) shall not be considered evidence either for or against any assertion that a Material Adverse Effect has occurred.

     (b) all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings set forth on Section 8.1(d) of the Company Disclosure Schedule shall have been obtained or made; and

     (c) (i) Holding or Parent shall have received (A) the proceeds of the Financing on the terms contemplated by the Commitment Letter or (B) an aggregate of at least $610,000,000 of debt financing on terms contemplated by the last sentence of Section 7.5(a) hereto and (ii) in the event that any Financing or debt financing is placed into escrow and the Company has approved the terms of such escrow (which approval will not be unreasonably withheld or delayed), the conditions to the release of such escrow shall have been satisfied.

                                   ARTICLE 10

                                   TERMINATION

     10.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval shall have been obtained:

     (a) by mutual written agreement of Holding, Parent, Acquiror and the Company, in each case duly authorized by the Boards of Directors or a duly authorized committee thereof;

     (b) by either Acquiror or the Company, if

          (i) the Merger shall not have been consummated by July 14, 2003 (the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the date the Merger Agreement is sought to be terminated pursuant to this clause (i);

          (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the injunction, judgment, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, judgment, injunction, order or decree; or

          (iii) (A) the Company Stockholder Meeting has been convened and concluded and (B) the Company Stockholder Approval shall not have been obtained;


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

     (c) by the Company,

          (i) if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Holding, Parent or Acquiror set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.1(b) or 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

          (ii) as contemplated by Section 6.3(d), provided, however that termination of this Agreement pursuant to this Section 10.1(c)(ii) shall not be effective until the Termination Fee has been paid to Acquiror in accordance with Section 10.2(b); or

     (d) by Acquiror, if:

          (i) a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.1(b) or 9.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

          (ii) (A) the Board of Directors of the Company, the Special Committee or any other duly authorized committee of the Board of Directors shall (1) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Holding, Parent and Acquiror; (2) approve or recommend to the Company Stockholders an Acquisition Proposal (other than by Holding, Parent, Acquiror or their Affiliates); (3) approve or recommend that the Company Stockholders tender, or otherwise fail to recommend the Company Stockholders not to tender, their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Holding, Parent, Acquiror or their Affiliates); or (4) approve a resolution or agree to do any of the matters set forth in the immediately foregoing clauses (1) through (3); or (B) after the third Business Day following Parent's receipt of a Notice of Superior Proposal unless prior to such termination (x) a new Notice of Superior Proposal has been delivered with respect to an Acquisition Proposal by a different Third Party than the prior Notice of Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 10.1(d)(ii)(B)),
     (y) a new Notice of Superior Proposal has been delivered with respect to a Modified Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 10.1(d)(ii)(B)) or (z) the Company shall have irrevocably withdrawn such Notice of Superior Proposal and terminated all discussions and negotiations with such Third Party regarding any Acquisition Proposal;


          (iii) any Person or group (other than Holding, Parent, Acquiror or their Affiliates) acquires beneficial ownership of a majority of the outstanding Company Shares; or

          (iv) as contemplated by Section 6.5.




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

     10.2. EFFECT OF TERMINATION.

     (a) If this Agreement is terminated pursuant to Section 10.1 (except as provided in Section 10.2(b) and Section 10.2(c)), there shall be no liability or obligation on the part of Holding, Parent, Acquiror, the Company or any of their respective officers, directors, stockholders, agents or Affiliates, except no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided that the provisions of Sections 8.3, 8.7, 10.2, 10.3, 10.4 and Article 11 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     (b) In the event that:

          (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(d)(ii)(A)(1) (but only if, prior to the time the Board of Directors, Special Committee or other committee amended, withdrew, modified, changed, conditioned or qualified the Company Recommendation, the Company had received or there had been any public announcement or disclosure of an Acquisition Proposal), Section 10.1(d)(ii)(A)(2), (3) or (4), Section 10.1(d)(ii)(B), or Section 10.1(d)(iii), the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following such termination a cash amount equal to the $7,000,000 (the "TERMINATION FEE");

          (ii) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii), then simultaneous with such termination, the Company shall pay to Acquiror (in immediately available funds to an account designated by Parent) a cash amount equal to the Termination Fee; or

          (iii) (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination pursuant to Section 10.1(b)(i), the condition precedent in Section 9.1(b) shall have been satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the condition precedent set forth in
     Section 9.2(a) or Section 9.3(c)), Section 10.1(b)(iii) or Section 10.1(d)(i) (but only if such termination pursuant to Section 10.1(d)(i) relates to the breach of or failure to perform in any material respect a covenant or agreement of the Company), (B) an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) has been made prior to such termination and (C) a transaction contemplated by an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) is completed or a definitive agreement is executed by the parties thereto with respect to an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 30% for purposes of this definition) within twelve (12) months from the date this Agreement is terminated, the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following the earlier of the closing of the transaction contemplated by such Acquisition Proposal or the Company entering into a definitive agreement contemplating such Acquisition Proposal, a cash amount equal to the Termination Fee. Subject to Section 11.8, in the event that the Termination Fee is paid pursuant to this


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

     Section 10.2(b)(iii), such payment will constitute liquidated damages and be in lieu of all other damages otherwise receivable by Holding, Parent or Acquiror and, upon receipt, will be the sole and exclusive remedy for the matters giving rise thereto.

     (c) If and only if this Agreement is terminated pursuant to Section 10.1(c)(i) or 10.1(b)(i) (but, in the case of Section 10.1(b)(i), only if the sole reason(s) for termination is the failure of a condition precedent set forth in Section 9.1(b) and/or 9.3(c)), the parties acknowledge and agree that, effective immediately upon such termination, the No-Raid Agreement shall be amended and restated in its entirety, without any action by the parties thereto, to read as set forth in Section 10.2(c) of the Holding, Parent and Acquiror Disclosure Schedule.

     (d) If and only if all of the conditions precedent in Article 9 have been satisfied other than those in Section 9.3(c) and the sole reason for the failure of such condition precedent is the breach of the Subscription Agreement and/or the Blum Strategic Commitment Letter by the Investors (as defined therein), Holding hereby assigns to the Company, effective as of such time, all of its rights to enforce the Subscription Agreement and the Blum Strategic Commitment Letter.

     10.3. FEES AND EXPENSES. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

     10.4. INDEMNIFICATION.

     (a) In the event of the termination of this Agreement prior to the Effective Time (i) pursuant to Section 10.1(c)(i) or (ii) pursuant to Section 10.1(a) or 10.1(b)(i) due solely to the failure of the condition(s) set forth in
Section 9.1(b) and/or or 9.3(c) to be satisfied (in case of a termination under either Section 10.1(a) or 10.1(b)(i)), then Parent, Holdings and Acquiror shall, jointly and severally, indemnify and hold the Company and its Subsidiaries (collectively, "COMPANY INDEMNIFIED PARTIES") harmless from and against any and all damages incurred by any Company Indemnified Party (hereinafter "COMPANY LOSSES"), which are caused by (1) the termination or delivery of notice of termination, during the Covered Period (as defined below), by any person that is a commercial real estate services broker or independent contractor of the Company or its Subsidiaries as of February 7, 2003 of his or her employment or independent contractor relationship with the Company or its Subsidiaries or (2) the termination or substantial diminution, or notice thereof during the Covered Period, by any Person that is a client of the Company or its Subsidiaries as of February 7, 2003 of its commercial real estate services client relationship with the Company or its Subsidiaries, including early termination of third-party management, tenant representation and/or brokerage contracts, in each case under clause (1) and clause (2) if (and only if) such termination or substantial diminution (x) results from the announcement of discussions among the parties hereto regarding the transactions contemplated hereby or the announcement of this Agreement or the transactions contemplated hereby and (y) does not result from the Company's breach of this Agreement, provided that the maximum aggregate amount of Company Losses for which the Company Indemnified Parties may be indemnified pursuant to this Section 10.4 is $50,000,000 and none of Parent, Holdings or Acquiror will be liable for any Company Losses in excess of such $50,000,000. For the



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

avoidance of doubt, "Company Losses" shall not include any matters arising out of or resulting from (x) conditions generally affecting the business or industry in which the Company or any of its Subsidiaries operate, (y) U.S., U.K., French or global general economic or political conditions or financial markets in general or (z) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism. Company Losses shall not include any reduction in market price or value of the Company Shares or any other securities of the Company or any of its Subsidiaries nor shall any such reduction in market price or value be used as evidence of, or otherwise be deemed relevant to, the determination of any amount of damages incurred. The amount of Company Losses as a result of an event specified in clause (1) will be the cost (including any signing bonus) of replacing the relevant broker or independent contractor with a comparable broker or independent contractor plus the lost profits of the Company or its Subsidiaries as a result of any lost revenue. "COVERED PERIOD" means the period from February 7, 2003 through the date this Agreement is terminated (it being understood that the period for which damages may arise is not limited to the Covered Period).

     (b) Subject to Section 10.2(c) and Section 11.8, the indemnity provided in this Section 10.4 shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent, Holdings or Acquiror at law or equity for any matter covered by Section 10.4(a).

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Holding, Parent or Acquiror, to:

                  CB Richard Ellis Services, Inc.
                  335 S. Grand Avenue, Suite 3100
                  Los Angeles, California  90071
                  Attention:  Raymond Wirta
                  Facsimile Number:  (213) 613-3100

     with a copy to (which copy shall not be deemed to be notice to Holding, Parent or Acquiror):

                  Simpson Thacher & Bartlett
                  3330 Hillview Avenue
                  Palo Alto, California  94304
                  Attention:  Richard Capelouto
                  Facsimile Number:  (650) 251-5002
     if to the Company, to:

                  Insignia Financial Group, Inc.
                  200 Park Avenue
                  New York, New York  10166
                  Attention:  Adam Gilbert
                  Facsimile Number:  (212) 984-6655

     with a copy to (which copy shall not be deemed to be notice to the Company):

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York  10036
                  Attention:  Arnold S. Jacobs
                  Facsimile Number:  (212) 969-2900

     with a copy to (which copy shall not be deemed to be notice to the Company):

                  Dechert LLP
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, Pennsylvania  19103
                  Attention:  G. Daniel O'Donnell
                  Facsimile Number:  (215) 994-2222

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

     11.2. SURVIVAL. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2, 3, 7, and 11 and in Section 8.7 shall survive the Effective Time.

     11.3. AMENDMENTS; NO WAIVERS.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, a member of the Special Committee on behalf of the Special Committee, Parent and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective (if such party is the Company, such waiver shall be signed also by a member of the Special Committee on behalf of the Special Committee).

     (b) At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts of such party and (ii) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     11.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Parent or Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of such party (which assignment shall not relieve such assigning party of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

     11.5. COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 7.1 and 7.6, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.6. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the state of Delaware.

     11.7. JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.


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     11.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

     11.9. ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto), the Voting Agreements, the No-Raid Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     11.10. AUTHORSHIP. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

     11.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     11.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.13. HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.


                                      * * *



                                       66
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                   INSIGNIA FINANCIAL GROUP, INC.



                                   By:      /s/ Frank M. Garrison
                                            ---------------------------
                                            Frank M. Garrison
                                            Office of the Chairman

                                   CBRE HOLDING, INC.



                                   By:      /s/ Raymond E. Wirta
                                            -----------------------------
                                            Raymond E. Wirta
                                            Chief Executive Officer

                                   CB RICHARD ELLIS SERVICES, INC.



                                   By:      /s/ Raymond E. Wirta
                                            -----------------------------
                                            Raymond E. Wirta
                                            Chief Executive Officer



                                   APPLE ACQUISITION CORP.



                                   By:      /s/ Raymond E. Wirta
                                            ----------------------------
                                            Raymond E. Wirta
                                            President